Exhibit 4.10

FORTIS CAPITAL (CANADA) LIMITED,

AS AGENT FOR THE LENDERS

SECUNDA MARINE SERVICES LIMITED,

AS BORROWER

SECUNDA INTERNATIONAL LIMITED,

AS GUARANTOR

and

THE LENDERS FROM TIME TO TIME A PARTY HERETO

CREDIT AGREEMENT

Dated as of November 14, 2005

THACHER PROFFITT & WOOD

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Section 10.19	Waiver of Punitive Damages	45
Section 10.20	Consent to Jurisdiction	45
Section 10.21	Waiver of Jury Trial	46
Section 10.22	Currency Indemnity	46

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CREDIT AGREEMENT (this “Agreement”) dated as of November 14, 2005, among Secunda Marine Services Limited, a corporation existing under the laws of the Province of Nova Scotia, Canada, as borrower (the “Borrower”), Secunda International Limited, a corporation existing under the laws of the Province of Nova Scotia, Canada, as guarantor (the “Guarantor”), Fortis Capital (Canada) Ltd. (“Fortis”) and each other financial institution which may hereafter execute and deliver an Assignment and Acceptance with respect to this Agreement pursuant to Section 9.11 (any one individually, a “Lender”, and collectively, the “Lenders”) and Fortis, as administrative agent on behalf of the Lenders (when acting in its capacity as administrative agent under this Agreement or under any other Transaction Document, herein referred to, together with any successor administrative agent, as the “Agent”).

PRELIMINARY STATEMENT

The Borrower desires to obtain the Term Loan from the Lenders in order to finance the acquisition of the Vessel. In order to induce the Lenders to make the Term Loan available to the Borrower on behalf of the Borrower, the Guarantor has agreed to guarantee the Obligations of the Borrower hereunder. The Borrower has agreed to grant to the Agent on its behalf and on the behalf of the Lenders a first, priority, perfected security interest in the Collateral to secure such Obligations. The Lenders are willing to make the Term Loan available to the Borrower pursuant to this Agreement and upon the terms and subject to the conditions set forth herein and in reliance on the representations, warranties and covenants set forth herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein, but not otherwise defined herein shall have the meanings assigned to such terms in Appendix A hereto.

Section 1.02 Interpretation. Words importing the singular number only shall include the plural and vice versa. Words importing persons shall include companies, firms, corporations, partnerships, unincorporated associations and their respective successors and assigns.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with, and all financial data submitted pursuant hereto shall be derived from financial statements prepared in accordance with, GAAP.

ARTICLE II

TERM LOAN

Section 2.01 Term Loan.

(a) The Lenders shall make the Term Loan available to the Borrower for the sole purpose of financing the acquisition of the Vessel by the Borrower.

(b) Each of the Lenders, relying upon each of the representations, warranties and covenants of the Borrower and the Guarantor set forth herein, hereby severally and not jointly agrees with the Borrower that, upon satisfaction or waiver of the applicable conditions precedent in Article IV and subject to and upon the terms of this Agreement, it will make the Term Loan available to the Borrower through the Agent in an aggregate amount not to exceed its respective Loan Commitment.

(c) The Term Loan shall be evidenced by one or more promissory notes in the form of Exhibit A attached hereto (each, as the same from time to time may be amended, restated, modified, supplemented or renewed, a “Term Loan Note”), duly executed by the Borrower, dated as of the Closing Date. The Agent, for the benefit of the Lenders, shall and is hereby authorized by the Borrower to, record on the schedule attached to the Term Loan Note (or on a continuation of such schedule attached to such Term Loan Note) and make a part thereof, an appropriate notation evidencing the date and amount of each such Lender’s Proportionate Share of such Term Loan Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the Term Loan Note.

Section 2.02 Interest on the Term Loan.

(a) Interest on the outstanding principal amount of the Term Loan shall be payable on each Interest Payment Date, unless the Interest Period exceeds three months in which case it shall be paid quarterly, at a rate per annum equal to the Interest Rate for the related Interest Period from the date when made and continued until paid in full.

(b) The duration of each Interest Period for the Term Loan shall be three months; provided, however, that (i) the Borrower may direct that the duration of an Interest Period for the Term Loan be three or six months (or any other period agreed to by the Agent and all of the Lenders) by giving the Agent written notice thereof at least three Business Days before the first day of such Interest Period. The Agent shall deliver a copy of such notice on the same day to the Lenders.

(c) The Term Loan will bear interest at the Overdue Rate on any part of the principal amount and interest and other amounts due thereunder not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same will be overdue.

(d) The Borrower may elect to continue all or any part of any borrowing of the Term Loan beyond the expiration of the then current Interest Period relating thereto by giving a Drawdown Request (which shall be irrevocable) to the Agent of such election, specifying the Interest Period therefor. In the absence of such a timely and proper election with regard to the Term Loan, the Borrower shall be deemed to have elected an Interest Period of three months.

(e) For the purpose of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, is equivalent, may be determined by multiplying such rate by a fraction, the numerator of which is the actual number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days of such other basis.

Section 2.03 Maximum Interest Rate. In no event shall the interest charged with respect to the Term Loan exceed the maximum amount permitted by applicable law. If at any time the Interest Rate exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to this Agreement and the Term Loan shall be limited to the maximum rate permitted by applicable law, but, to the extent permitted by applicable law, any subsequent reductions in LIBOR shall not reduce the interest to accrue on the Term Loan below the maximum amount permitted by applicable law until the total amount of interest accrued on the Term Loan equals the amount of interest that would have accrued if a varying rate per annum equal to the Interest Rate had at all times been in effect. If the total amount of interest paid or accrued on the Term Loan under the foregoing provisions is less than the total amount of interest that would have accrued if the Interest Rate had at all times been in effect, the Borrower, agrees to pay to the Lenders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by applicable law had at all times been in effect or (ii) the amount of interest that would have accrued if the Interest Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Agreement.

Section 2.04 Repayment. Commencing on the First Principal Payment Date for and continuing on each Principal Payment Date thereafter, the Borrower shall make principal payments in an amount equal to the Principal Payment Amount. The unpaid principal amount of the Term Loan shall be due and payable on the Maturity Date, together with all unpaid interest, fees, expenses, costs and other amounts payable by the Borrower pursuant to the terms of the Transaction Documents.

Section 2.05 Prepayments.

(a) On any Interest Payment Date, upon at least four Business Days prior written notice to the Agent, the Borrower may prepay the Term Loan, in whole or in part, together with an amount equal to the Interest Differential, any and all actual costs or expenses incurred by any Lender in connection with any breaking of funding and all interest and fees accrued and unpaid thereon (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower). Any amounts prepaid by the Borrower may not be re-borrowed by the Borrower.

(b) The principal portion of any prepayments made under this Section 2.05 shall be applied in the inverse order of maturity. Each notice of prepayment in whole or in part shall be effective on receipt by the Agent and shall be irrevocable.

Section 2.06 Application of Payments. Unless otherwise expressly provided herein, each payment made on the Term Loan will be applied, first to the payment of all fees and expenses due to the Agent or the Lenders under this Agreement, second, to the payment of interest on overdue interest at the Overdue Rate on the Term Loan to the date of such payment, third, to the payment of interest on any overdue Principal Payment Amount at the Overdue Rate on the Term Loan to the date of such payment, fourth, to the payment of accrued interest on the Term Loan to the date of such payment, fifth, to the payment of any overdue Principal Payment Amount past due on the Term Loan and sixth, to the payment of the Principal Payment Amount of the Term Loan then due.

Section 2.07 Manner of Payments.

(a) All payments made pursuant to the Credit Agreement shall be made in the lawful currency of the United States of America without set-off or counterclaim but subject to deduction for, and net of, applicable Excluded Taxes and shall be made in immediately available funds by the Borrower to the Agent for the account of the Lenders in accordance with their Proportionate Share. All such payments shall be made to the Agent, prior to 11:00 a.m., New York City time, on the date due to the Agent’s account at JPMorgan Chase Bank, N.A., ABA#: 021000021, Account of Fortis Capital (Canada) Ltd., Account # 400129507, Reference: Secunda Term Loan, or at such other place in New York as may be designated by the Agent to the Borrower in writing. Any payments received after 11:00 a.m., New York City time, shall be deemed received on the next Business Day. The Agent shall promptly remit to each Lender, in the same type of funds as payment was received, each Lender’s Proportionate Share according to its respective interest of all such payments received by the Agent for the account of such Lender. Subject to the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day with the same effect as if made on the due date but interest shall continue to accrue until the date of payment.

(b) If any Lender or other holder of a Term Loan Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, set-off, banker’s lien, counterclaim or otherwise) on account of principal of or interest on a Term Loan Note in excess of its Proportionate Share of payments and other recoveries obtained by all Lenders or other holders, such Lender or other holder shall purchase from the other Lenders or holders such participation in the Term Loan Notes held by them as shall be necessary to cause such purchasing Lender or other holder to share the excess payment or other recovery with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that the Lender so purchasing a participation from the other Lenders under this Section 2.07(b) may exercise all its rights of payment, including the right of set-off, with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of the participation

Section 2.08 Register of Notes; Lost and Mutilated Notes.

(a) The Agent will maintain at its principal office a register (the “Register”) for the purpose of registering the Term Loan Notes and registering transfers and exchanges of Term Loan Notes pursuant to Section 9.11. The Person in whose name a Term Loan Note is registered in accordance with this Section 2.08(a) shall for all purposes hereof be deemed a Lender. Upon surrender for transfer or exchange pursuant to Section 9.11 of any Term Loan Note at the principal office of the Agent, the Borrower will execute and deliver (in the case of any such transfer, in the name of the designated transferee or transferees or, in the case of an exchange, in the name of the holder thereof), one or more new Term Loan Notes of the same series of a like aggregate principal amount. The Agent will not be required to register or exchange any surrendered Term Loan Note as above provided during the 15-day period preceding any Interest Payment Date. Every Term Loan Note presented or surrendered for transfer or exchange pursuant to an Assignment and Acceptance will be duly endorsed (or be accompanied by a written instrument of transfer pursuant to an Assignment and Acceptance) and duly executed by the holder thereof or his attorney duly authorized in writing. Any such Term Loan Note issued in a registration of transfer or exchange will carry the same rights to interest (unpaid and to accrue) carried by the Term Loan Note so transferred or exchanged so that there will not be any loss or gain of interest on such Term Loan Note. The Agent shall mark on each new Term Loan Note (i) the dates to which principal and interest have been paid on the old Term Loan Note and (ii) all payments and prepayments of principal previously made on such old Term Loan Note which are allocable to such new Term Loan Note.

(b) If any Term Loan Note has been mutilated, lost, stolen or destroyed, the Borrower will execute and deliver a new Term Loan Note of like date and tenor in exchange and substitution for, and upon cancellation of, such mutilated Term Loan Note or in lieu of and in substitution for such lost, stolen or destroyed Term Loan Note; provided, however, that the Borrower will so execute and deliver such new Term Loan Note only if the applicable holder has paid the reasonable expenses and charges of the Borrower in connection therewith and, in the case of a lost, stolen or destroyed Term Loan Note, (i) has filed with the Borrower evidence satisfactory to it that such Term Loan Note was lost, stolen or destroyed, and (ii) has furnished to the Borrower indemnity satisfactory to it. Neither the Borrower nor the Agent shall have any obligation to indemnify or reimburse such holder for any losses, expenses or charges that it may suffer or incur in connection with the previous sentence, such costs to be borne entirely by such holder. If any such Term Loan Note has matured or is otherwise subject to payment, instead of issuing a new Term Loan Note the Borrower may pay the same without surrender thereof. Any Term Loan Note issued in exchange for a lost, stolen, destroyed or mutilated Term Loan Note will carry the same rights to interest (unpaid and to accrue) carried by the Term Loan Note lost, stolen, destroyed or mutilated so that there will not be any loss or gain of interest on such Term Loan Note. The Agent shall mark on each new Term Loan Note (A) the dates to which interest has been paid on the old Term Loan Note and (B) all payments and prepayments of principal previously made on such old Term Loan Note which are allocable to such new Term Loan Note.

(c) Upon the issuance of a new Term Loan Note or Term Loan Notes pursuant to Section 2.08(a), 2.08(b) or 9.11 hereof, each of the Borrower and the Agent may require from the party requesting such new Term Loan Note or Term Loan Notes payment of a sum to reimburse the Borrower for, or to provide funds for, the payment of any tax or other governmental charge in connection therewith or any charges and expenses connected with such tax or other governmental charge paid or payable by the Borrower.

Section 2.09 Change in Circumstances.

(a) If after the date of this Agreement, there shall have occurred the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, that a Lender has reasonably determined has or would have the effect of reducing the rate of return on the Lender’s capital or the capital of its direct or indirect holding company as a consequence of its obligations hereunder to a level below that which such Lender or its holding company would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy) by an amount which such Lender, in its reasonable judgment, shall deem material, then from time to time, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for such reduction. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for such purposes, absent manifest error; provided, however, that the determination of such additional amount or amounts shall be made in good faith in a manner generally consistent with such Lender’s standard practice applicable to similar loans and similarly situated borrowers.

(b) If after the date of this Agreement, there shall have occurred the adoption of any applicable law, rule or regulation regarding the maintenance of reserves, special deposits, compulsory loans or similar requirements against assets held by, deposits or liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Interest Rate hereunder, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, that a Lender has reasonably determined has or would have the effect of increasing the cost to such Lender or such Lender’s direct or indirect holding company, by an amount which such Lender deems to be material, with respect to continuing or maintaining the Term Loan, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amount or amounts as will compensate such Lender or holding company for such increased cost or reduced amount receivable. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for such purposes, absent manifest error; provided, however, that the determination of such additional amount or amounts shall be made in good faith in a manner generally consistent with such Lender’s standard practice.

(c) Upon the occurrence of any event giving rise to the operation of this Section 2.09, the affected Lender shall use reasonable efforts to designate or cause its direct or indirect holding company to designate a different lending office for funding or booking its obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.09 in the future, (ii) would not subject such Lender to any economic, legal or regulatory disadvantage or to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with such designation or assignment. If the affected Lender does not so designate or cause its direct or indirect holding company to designate a different lending office, then the Borrower shall have the right to require such Lender to assign its interest to an Eligible Assignee pursuant to Section 9.11 hereof.

(d) The Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any amounts pursuant to the immediately preceding clauses (a) and/or (b) of this Section 2.09 to the extent that such amounts were incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such amounts and of such Lender’s intention to claim compensation therefor; provided, however, that, if the circumstances giving rise to such amounts are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10 Illegality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain the Term Loan, such Lender shall so notify the Borrower and the Agent in writing and interest on such portion of the Term Loan shall thereafter be calculated by reference to the Base Rate. If any such change in the method of calculating interest is required, pursuant to such change in law, to be made on a day which is not the last day of an Interest Period, the Borrower shall pay to such Lender the amounts, if any, as may be required pursuant to Section 2.13.

Section 2.11 Taxes.

(a) Any and all payments on account of any Obligations shall be made free and clear of and without deduction for any Taxes (other than, and excluding, Excluded Taxes); provided, however, that if the Borrower shall be required to withhold or deduct any Indemnified Taxes from any such payment, the amount of such payment shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 2.11) the Lenders receive an amount equal to the sum that they would have received had no such deductions been made. The Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without duplication of amounts paid in respect of Other Taxes pursuant to Section 2.11(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Indemnified Party (provided, however, that for purposes of this Section 2.11, Indemnified Party shall mean the Agent, each Lender and any Affiliate of any of the foregoing) within twenty (20) days after written demand therefor for the full amount of any Indemnified Taxes payable with respect to or on account of any Obligation (including Taxes imposed on or attributable to amounts payable under this Section 2.11) and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In the case of Indemnified Taxes paid by an Indemnified Party, a certificate as to the amount of such payment or liability delivered to the Borrower by such Indemnified Party shall be conclusive absent manifest error. The agreements in this Section shall survive the termination of this Agreement and the Transaction Documents and the payment of all amounts payable hereunder and thereunder.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to such Indemnified Party the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory, to such Indemnified Party.

(e) Each Indemnified Party, if entitled to an exemption from or reduction of an Indemnified Tax or Other Tax with respect to payments made under any of the Transaction Documents shall (to the extent legally able to do so) deliver to the Borrower or complete and file with the correct Governmental Authority such properly completed and executed forms, certificates, documents, information or other documentation prescribed by applicable law or treaty as reasonably requested by the Borrower on the later of (i) 30 days after such request is made and the applicable forms, certificates, documents, or other documentation is or are provided to such Lender or (ii) 30 days before prescribed by applicable law as will permit such payments to be made without withholding or with an exemption from or reduction of Indemnified Taxes or Other Taxes. The Borrower shall not be obligated to pay any Indemnified Party any amounts pursuant to this Section 2.11 in respect of Taxes that would not have been imposed but for failure of the Indemnified Party to comply with this Section 2.11(e).

(f) Notwithstanding the foregoing, if the Borrower incurs any liability pursuant to this Section 2.11 to make a payment (or pay an increased amount) to a Lender with respect to the Term Loan or otherwise, the Lender in respect of whose Proportionate Share of the Term Loan such liability arises shall use reasonable efforts to designate a different lending office for funding or booking its obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.11 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with such designation or assignment.

(g) If a Lender or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.11, it shall promptly notify the Borrower of the availability of such claim and shall, within thirty (30) days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Borrower’s expense. If a Lender or the Agent receives a refund in respect of any Taxes or Other Taxes with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall within thirty (30) days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender or the Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges payable to the relevant Governmental Authority) to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund to such Governmental Authority.

(h) The Borrower shall not be required to indemnify a Lender pursuant to this Section for any Taxes to the extent that such amounts were incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such amounts and of such Lender’s intention to claim indemnification therefore; provided, however, that, if the circumstances giving rise to such amounts are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof

Section 2.12 Break Funding Payments. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of a prepayment of the Term Loan on any day other than the last day of the Interest Period. The provisions of this Section 2.12 shall survive the termination of the Transaction Documents and the payment of all amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by such Lender to the Borrower shall (i) set forth the basis for requesting such amounts and (ii) be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period: (a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, for such Interest Period, or (b) the Agent is advised by any Lender that Adjusted LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining such Lender’s Proportionate Share of the Term Loan during such Interest Period, then the Agent shall promptly give notice thereof to the Borrower, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, the Term Loan shall not be calculated by reference to LIBOR and interest on the Term Loan shall thereafter be calculated by reference to the Base Rate (in the case of clause (a) above) or such Lender’s Proportionate Share of the Term Loan (in the case of clause (b) above) shall not be calculated by reference to LIBOR and interest on such portion of the Term Loan shall thereafter be calculated by reference to the Base Rate.

Section 2.14 Fees. The Borrower shall pay to the Agent in US Dollars (a) an amount equal to 1.25% of the initial principal amount of the Term Loan Note on the Closing Date and (b) If the Term Loan is not made on the Closing Date, as amount equal to the product of (i) 0.50% of the maximum Term Loan amount and (ii) a fraction, the numerator of which is the number of days from the Closing Date to, but not including, the day on which the Term Loan is made and the denominator of which is 360, to be paid on the earlier of (i) the Drawdown Date of the Term Loan or (ii) quarterly, commencing February 15, 2006.

ARTICLE III

REPRESENTATIONS WARRANTIES AND COVENANTS

In order to induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Term Loan, each Credit Party hereby represents and warrants to the Agent and the Lenders (which representations and warranties shall survive the execution and delivery of this Agreement, the Term Loan Note and the other Transaction Documents) that:

Section 3.01 Company Status. Each Credit Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications, except where the failure to be so qualified is not reasonably expected to result in a Material Adverse Change.

Section 3.02 Company Power and Authority. Each Credit Party has the requisite power and authority to execute, deliver and perform the terms and provisions of each of the Transaction Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Transaction Documents. Each Credit Party has duly executed and delivered each of the Transaction Documents to which it is party, and each of such Transaction Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights and by general principles of equity.

Section 3.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that could not reasonably be expected to result in a Material Adverse Change, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or other formation documents of any Credit Party.

Section 3.04 Governmental Approvals. Except for filings and recordings in connection with the Security Documents (which filings shall be made on or before the Closing Date with respect to the Collateral delivered as of the Closing Date) and except as have been obtained and are in effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the consummation and performance by any Credit Party of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.

Section 3.05 Financial Statement; Financial Condition; Undisclosed Liabilities; etc. Except as otherwise disclosed in writing to the Lenders on or prior to the date hereof, the financial information regarding the Guarantor and its Subsidiaries for the years ended June 30, 2003, June 30, 2004 and June 30, 2005 delivered to the Agent has been prepared in accordance with GAAP and accurately and fairly present in all material respects the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements. Since the date of the most recent of such statements, there has been no Material Adverse Change (determined by reference to the Borrower and the Guarantor taken together as a whole) and there are no contingent obligations, liabilities for Taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements. No written information, exhibit, schedule or report prepared by or on behalf of the Guarantor and furnished to the Agent or the Lenders by or at the direction of the Guarantor or any of its Subsidiaries in connection with the negotiation of this Agreement contained any material misstatement of fact or, when such statement is considered with all other written statements furnished to the Agent or the Lenders in that connection, omitted to state a material fact or any fact necessary to make the statement contained therein not misleading.

Section 3.06 Litigation. There is no action, suit, proceeding or investigation pending or, to the best knowledge of each Credit Party, threatened, before any court or administrative agency that might: (i) adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party, (ii) reasonably be expected to result in any judgment or liability which would result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken together as a whole) or (iii) adversely affect the enforceability of this Agreement, any Note or any other Transaction Document.

Section 3.07 No Default. No Credit Party is in default under any agreement by which it is bound, or is in default in respect of any financial commitment or obligation.

Section 3.08 Use of Proceeds; Margin Regulations.

(a) The proceeds received with respect to the Terms Loan shall be used by the Borrower for the sole purpose of financing the acquisition of the Vessel.

(b) No part of the proceeds of the Term Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of the Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 3.09 Tax Returns and Payments. The Guarantor and each of its Subsidiaries has filed or caused to be filed, with the appropriate taxing authority, all federal, state, provincial and other returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Guarantor and/or its Subsidiaries except where the failure to so file or cause to be filed could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole). The Guarantor and its Subsidiaries have paid all Taxes payable by them as shown on the Returns other than (a) Taxes which are not delinquent, (b) Taxes contested in good faith for which adequate reserves have been established in accordance with GAAP and (c) foreign Taxes as to which the failure to pay such foreign Taxes could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole).

Section 3.10 Compliance with Pension Laws. The Guarantor and its Subsidiaries have no Registered Pension Plans and have not, and have not had in the five (5) years prior to the Closing Date, maintained or contributed to any Plan.

Section 3.11 Ownership of Borrower. Schedule 3.11 correctly describes the Equity Interests owned by the Guarantor (directly or indirectly) in the Borrower as of the Closing Date.

Section 3.12 Compliance with Statutes, etc. The Guarantor and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its businesses and the ownership of its property, except such noncompliances as could not (in the event such noncompliance were asserted by any Person through appropriate action), individually or in the aggregate, reasonably be expected to result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole).

Section 3.13 Investment Company Act. Neither the Guarantor nor any of its Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.14 Environmental Matters.

(a) To the actual knowledge of each Responsible Officer of each Credit Party who executes any Transaction Document on behalf of any Credit Party and without independent investigation: (i) the Guarantor and each of its Subsidiaries have complied with, and on the date of the Term Loan will be in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except if such failure results in or could reasonably be expected to result in penalties or fines to the Guarantor and its Subsidiaries in an aggregate amount at any time outstanding less than CAD 5,000,000 (ii) there are no pending or threatened Environmental Claims against the Guarantor or any of its Subsidiaries or any Real Property owned or operated by the Guarantor or any of its Subsidiaries in excess of CAD 5,000,000, (iii) there are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Guarantor or any Real Property at any time owned or operated by the Guarantor or any of its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against the Guarantor or any of its Subsidiaries or any such Real Property in excess of CAD 5,000,000, or to cause any such currently owned Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by the Guarantor or any of its Subsidiaries under any applicable Environmental Law if such restriction could reasonable be expected to result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole).

(b) To the actual knowledge of each Responsible Officer of each Credit Party who executes any Transaction Document on behalf of any Credit Party and without independent investigation: (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Guarantor or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate any Environmental Law in such a manner so as to cause this representation to be untrue; or (ii) Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by the Guarantor or any of its Subsidiaries where such Release has violated or could reasonably be expected to violate any applicable Environmental Law in such a manner so as to cause this representation to be untrue.

Section 3.15 Labor Relations. (a) Except as could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole), neither the Guarantor nor any of its Subsidiaries is engaged in any unfair labor practice; (b) except (in each case) as could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole), there is (i) no unfair labor practice complaint pending against the Guarantor or any of its Subsidiaries, or, to the knowledge of the Guarantor, threatened against any of them, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Guarantor or any of its Subsidiaries or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Guarantor or any of its Subsidiaries or, to the knowledge of the Guarantor, threatened against the Guarantor or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Guarantor or any of its Subsidiaries; and (c) except (in each case) as could not reasonably be expected to result in a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole), hours worked by and payments made to any employee of the Guarantor, the Borrower or any ERISA Affiliate have not been in violation any applicable law dealing with such matters.

Section 3.16 Patents, Licenses, Franchises and Formulas. The Guarantor and each of its Subsidiaries owns or is licensed to use all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all material leases and other rights of whatever nature, reasonably necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain or so own which, as the case may be, has had, or could reasonably be expected to result in, a Material Adverse Change (determined by reference to the Guarantor and its Subsidiaries taken as a whole).

Section 3.17 Security Interests. On and after the Closing Date, each of the Security Documents creates (or after the execution and delivery thereof, will create), as security for the Obligations purported to be secured thereby, a valid and enforceable first priority security interest in and Lien on all of the Collateral subject thereto, which shall be perfected upon the taking of possession thereof or completion of filings with respect thereto, in each case as required by this Agreement or the other Transaction Documents, superior to and prior to the rights of all third Persons and subject to no other Liens (except for Permitted Encumbrances with respect to the Vessel, Permitted Pledge Liens with respect to the Equity Interests and Customary Permitted Liens with respect to other assets). All filings or recordings required to perfect the security interests created under any Security Document have been made substantially contemporaneously with the execution and delivery thereof.

Section 3.18 Indebtedness. Schedule 3.18 sets forth a true and complete list of all (i) Indebtedness for borrowed money of the Guarantor and each of its Subsidiaries outstanding as of the Closing Date and (ii) agreements existing on the Closing Date pursuant to which the Guarantor or any of its Subsidiaries are entitled to incur Indebtedness, in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guaranteed such debt.

Section 3.19 Concerning the Vessel. The Vessel is operated in material compliance with all applicable maritime rules and regulations. The Vessel is maintained and operated in compliance with all applicable Environmental Laws.

Section 3.20 Citizenship. The Borrower is qualified to own and operate the Vessel under the laws of the Approved Jurisdiction. The Vessel is registered under the laws of Barbados and is a foreign-going ship as defined by the Barbados Shipping Act 1994.

Section 3.21 Vessel Classification. The Vessel is classified in the highest classification and rating for vessels of the same age and type with Det norske Veritas, without any conditions or recommendations affecting class other than those for which the time prescribed for curing the condition or recommendation has not passed.

Section 3.22 Insurance. Each of the Credit Parties has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01 Conditions Precedent to Drawdown of the Term Loan. The obligation of the Lenders to make the Term Loan shall be expressly subject to the following conditions precedent:

(a) The Agent shall have received the following documents in form and substance satisfactory to the Agent and its legal advisor:

(i)	copies, certified as true and complete by an officer of each Credit Party, of the resolutions of such Credit Party evidencing approval of this Agreement, the Term Loan Notes and the other Transaction Documents to which it is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)	copies, certified as true and complete by an officer of each Credit Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Credit Parties as may be required by the Agent), approvals or consents with respect to the Transaction Documents;

(iii)	copies, certified as true and complete by an officer of each Credit Party of the certificate of incorporation and bylaws or the certificate of formation and operating agreement (or equivalent instruments) thereof;

(iv)	certificate of the Secretary of the Guarantor certifying that it legally and beneficially owns, directly or indirectly, all of the issued and outstanding Equity Interests of the Borrower and that, except as disclosed in a schedule hereto, such Equity Interests are free and clear of any liens, claims, pledges or other encumbrances whatsoever; and

(v)	certificates of the jurisdiction of formation of each Credit Party as to the good standing thereof.

(b) The Agent shall have received evidence satisfactory to the Agent and its legal advisor that:

(i)	the Vessel is in the sole and absolute ownership of the Borrower and duly registered in the Borrower’s name under the flag of an Approved Jurisdiction, unencumbered, save and except for the Mortgage recorded against it and Permitted Encumbrances;

(ii)	the Mortgage on the Vessel has been properly recorded under the laws of the jurisdiction of registration and constitutes a first priority mortgage, subject only to Permitted Encumbrances;

(iii)	the Vessel is classed in the highest classification and rating for vessels of the same age and type with Det norske Veritas, without any outstanding conditions or recommendations affecting class other than those for which the time prescribed for curing the condition or recommendation has not passed;

(iv)	the Vessel is operationally seaworthy and in every way fit for its intended service;

(v)	all necessary governmental or regulatory approvals, licenses and authorities which are necessary to the operation of the Vessel have been obtained from each applicable Governmental Authority;

(vi)	a desk appraisal from the Appraiser, conducted in accordance with customary industry standards and practice with respect to the

Vessel dated no earlier than November 1, 2005, satisfactory in form and scope to the Agent indicating that the Appraised Value of the Vessel is at least equal to 200% of the initial principal amount of the Term Loan Note; and

(vii)	the Vessel is insured in accordance with the provisions of the related Mortgage and the requirements thereof in respect of such insurances have been complied with.

(c) The Borrower shall have duly executed and delivered this Agreement, the Term Loan Notes, the Security Documents and the other Transaction Documents to which it is a Party and the Guarantor shall have duly executed and delivered this Agreement and the other Transaction Documents to which it is a party.

(d) The Borrower shall have duly executed and delivered the following documents:

(i)	the Mortgage and Deed of Covenants with respect to the Vessel;

(ii)	an Assignment of Earnings and Insurances with respect to the Vessel;

(iii)	Uniform Commercial Code Financing Statements for filing with the appropriate jurisdictions necessary to perfect the security interest of the Agent for the benefit of the Lenders in and to its Collateral; and

(iv)	such other documents as may be required to perfect the security interest of the Agent, on behalf of the Lenders, in the Collateral.

(e) The Agent shall have received a certificate from the Borrower to the effect that the Borrower is in compliance with the conditions precedent set forth in this Article IV.

(f) The Agent shall have received a Drawdown Request and the representations and warranties set forth in Article III hereof shall be true and correct in all material respects with the same effect as though each such representation and warranty had been made on and as of the date of such Drawdown Request.

(g) No Default or Event of Default shall have occurred and be continuing.

(h) No change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Credit Party to make any payment as required under the terms of the Transaction Documents.

(i) The Agent shall have received a certificate from a Responsible Officer of the Borrower that neither the Borrower nor any of its Subsidiaries is subject to any Environmental Claim in excess of CAD 5,000,000.

(j) The Agent shall have received payment in full of all fees and expenses due on or before the Closing Date to the Agents and the Lenders, including, but not limited to, the amount set forth in Section 2.14(a).

(k) The Agent shall have received evidence satisfactory to it and its legal advisor that, save for the Liens created by the Mortgage and the Assignment of Earnings and Insurances, there are no Liens, charges or encumbrances of any kind whatsoever on the Vessel or on its earnings except for Permitted Encumbrances.

(l) The Agent shall have received the favorable written opinions of counsel to the Borrower and the Guarantor, dated the Closing Date and in form and substance satisfactory to the Agent and its legal advisors, including opinions from Canadian counsel, Barbados local counsel, New York counsel and Vinson & Elkins.

(m) There shall have occurred no event that could result in a Material Adverse Change (determined by reference to the Borrower and the Subsidiary Guarantors taken together as a whole) since the Closing Date.

(n) The Agent shall have received evidence that the Uniform Commercial Code and PPSA financing statements have been filed with the appropriate jurisdictions necessary to perfect the security interest of the Agent for the benefit of the Lenders in and to the Collateral.

(o) The Agent shall have received any additional documents, affidavits or certificates of the Borrower, the Guarantor or any other Person as it may reasonably require.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as this Agreement shall remain in effect or any of the Obligations shall be outstanding, it shall, unless it shall have received the prior written consent of the Requisite Lenders:

Section 5.01 Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence (except as permitted by Section 6.14), rights and franchises and comply with all laws applicable to it and at all times be qualified to do business in the jurisdictions where failure to qualify could reasonably be expected to result in a Material Adverse Change.

Section 5.02 Payment of Debts. Pay its debts, liabilities and obligations when due, except any such debts, liabilities and obligations that are being contested in good faith by appropriate proceedings.

Section 5.03 Accounts and Records. Keep and maintain full and accurate accounts and records in accordance with GAAP consistently applied.

Section 5.04 Payment of Taxes and Claims. Prepare and timely file all tax returns required to be filed by it and pay and discharge all Taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a lien or charge upon the Collateral or any part thereof, except in each case, for any such Taxes as are being contested in good faith by appropriate proceedings.

Section 5.05 Financing Statements. In the case of the Collateral, execute, financing statements or other documents deemed necessary or desirable by the Agent to perfect, maintain or preserve any security interest granted pursuant to the Transaction Documents and pay the filing costs pursuant to law. Without limiting the generality of the foregoing, each of the Credit Parties will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or that the Agent may reasonably request, to protect and preserve the Liens granted or purported to be granted hereby and by the other Transaction Documents. Each of the Credit Parties hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party, where permitted by law. The Agent agrees to promptly provide, or cause to be provided, to the Borrower or the appropriate Credit Party a copy of any financing statement or other similar registration it has filed, which notice shall specify the jurisdiction or jurisdictions in which such filing was made.

Section 5.06 Compliance with Law. Comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation all laws and regulations relating to environmental laws and employee benefit plans, failure to comply with which could reasonably be expected to result in a Material Adverse Change.

Section 5.07 Financial Statements. Furnish to the Agent the following financial statements:

(a)	as soon as available but not later than one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, complete copies of the consolidated financial reports of the Guarantor and its Subsidiaries, all in reasonable detail, which shall include at least the consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by independent chartered accountants of international standing;

(b)	as soon as available but not less than sixty (60) days after the end of each of the first three quarters of each fiscal year of the Guarantor, a quarterly interim consolidated balance sheet of the Guarantor and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to accurately reflect in all material respects the financial condition of the Borrower and its Subsidiaries by the chief financial officer of the Guarantor;

(c)	within ten (10) days of the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and other material filings which the Guarantor shall have filed with the SEC or any similar governmental authority; and

(d)	promptly upon the mailing thereof to the shareholders of the Guarantor, copies of all financial statements, reports, proxy statements, notices and other communications transmitted to all of the Guarantor’s shareholders;

(e)	at such time as the financial statements described in Sections 5.07(a), 5.07(b) and 5.07(c) are delivered, a certificate of the Guarantor’s Chief Financial Officer (i) certifying the Guarantor’s compliance with each of its covenants contained herein and showing the calculations thereof (with respect to the covenants in Sections 5.14, 5.15, 5.16 and 5.17 hereof) in reasonable detail and (ii) stating that the financial statements delivered in accordance with Sections 5.07(a), 5.07(b) and 5.07(c) are complete and correct in all material respects and present fairly the financial condition and results of operations of the Guarantor and its Subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject as to interim statements to normal year-end adjustments); and

(f)	any other information regarding the Borrower or the Guarantor that is material to the Transaction Documents or the Term Loan as any Lender, through the Agent, may reasonably request.

Upon receipt the Agent shall promptly deliver the above referenced financial statements to the Lenders.

Section 5.08 Access to Books and Records. Permit the Agent and each Lender, and their respective duly authorized agents and officers, during normal business hours and upon reasonable notice to (a) examine the books and records of the Borrower and of the Guarantor and to make copies and extracts therefrom, and (b) discuss the affairs, finances and accounts of the Borrower and of the Guarantor, and be advised as to the same by, the officers of the Borrower and of the Guarantor as shall be relevant to the performance or observance of the terms, covenants or conditions of this Agreement, the other Transaction Documents or the financial condition of the Borrower and of the Guarantor.

Section 5.09 Notifications. Give prompt written notice to the Agent of (a) any Default of which the Borrower or the Guarantor has actual knowledge or an Event of Default specifying the same and the steps being taken to remedy the same, (b) any litigation or governmental proceeding pending or, to the best knowledge of each Credit Party, threatened against a Credit Party or against any of the Subsidiaries which could reasonably be expected to result in a Material Adverse Change, (c) the withdrawal of the Vessel’s rating by its classification society or the issuance by such classification society of any material recommendation or notation affecting class and (d) any other event or condition which could reasonably be expected to result in a Material Adverse Change.

Section 5.10 Reserved.

Section 5.11 Environmental Matters. Promptly, and in any event within five (5) Business Days after an Executive Officer of a Credit Party obtains actual knowledge thereof, give written notice to the Agent of one or more of the following environmental matters, unless, in each case, such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to result in an Environmental Claim in excess of CAD 5,000,000:

(a)	any pending or threatened in writing Environmental Claim against such Credit Party or any Vessel or Real Property owned or operated by such Credit Party;

(b)	any condition or occurrence on or arising from any Vessel or Real Property owned or operated by such Credit Party that (i) results in noncompliance by such Credit Party with any applicable Environmental Law or (ii) could reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any such Real Property;

(c)	any condition or occurrence on any Vessel or Real Property owned or operated by such Credit Party that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party of such Real Property under any Environmental Law; and

(d)	the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by such Credit Party as required by any Environmental Law or any governmental or other administrative agency; provided that in any event such Credit Party shall deliver to each Lender all material notices received after the date hereof by them from any Governmental Authority under, or pursuant to, CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Credit Party’s response thereto. In addition, upon the request of the Agent, such Credit Party will provide the Lenders with copies of all material communications with any Governmental Authority relating to Environmental Laws, all material communications with any Person (other than their attorneys) relating to any Environmental Claim of which notice is required to be given pursuant to this Section 5.11, and such detailed reports of any such Environmental Claim as may reasonably be requested by the Agent on behalf of the Lenders.

Section 5.12 Transaction Document Obligations. In the case of the Borrower, pay the Term Loan Notes according to the reading, tenor and effect thereof, and do and perform every act and discharge all of the obligations provided to be performed by the Borrower under the Transaction Documents, including this Agreement, at the time or times and in the manner specified, and, in the case of the Guarantor to take such action with respect to its obligations to be performed and discharged under the Transaction Documents to which it is a party.

Section 5.13 Reserved.

Section 5.14 Minimum EBITDA. With respect to the Guarantor, maintain a minimum aggregate EBITDA for the immediately preceding four fiscal quarters determined as of the last day of each of the Borrower’s fiscal quarters commencing September 30, 2005 of CAD 23,280,000.

Section 5.15 Minimum Current Ratio. With respect to the Guarantor, maintain a Current Ratio determined as of the last day of each of the Borrower’s fiscal quarters of 1.25 to 1.0.

Section 5.16 Maximum Funded Senior Debt Ratio. With respect to the Guarantor, maintain a Funded Senior Debt Ratio determined as of the last day of each of the Guarantor’s fiscal quarters of not more than 2.50 to 1.00.

Section 5.17 Minimum Fair Market Value of the Vessel. Maintain an Asset Coverage Ratio at all times equal to or greater than 1.75 to 1.00.

Section 5.18 Ownership of Borrower. With respect to the Guarantor, own, directly or indirectly, the Equity Interests of the Borrower.

Section 5.19 Appraisals. Upon the request of the Agent and at the Borrower’s expense, furnish the Agent with appraisals from an Appraiser for the Vessel; provided, however, such request shall not be made more than once in any twelve-month period.

Section 5.20 Reimbursement for Expenses. Reimburse the Agent promptly, with interest at the interest rate applicable to the Term Loan Notes, for any and all expenditures which the Agent may from time to time make in providing protection in respect of insurance, discharge or purchase of liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorneys’ fees, necessary translation fees for documents made in a language other than English and other matters, in each case in respect of which the Borrower has Defaulted in its obligation hereunder with respect to such matters, or the Guarantor has Defaulted in its Guarantee Obligation hereunder with respect to such matters or under the Guarantee Agreement with respect to such matters, to provide. Such obligation of the Borrower and the Guarantor to reimburse the Agent shall be an additional indebtedness due from the Borrower and the Guarantor, secured by the Collateral and the Transaction Documents, and shall be payable by the Borrower and the Guarantor on demand. The Agent, though privileged to do so, shall be under no obligation to the Borrower or the Guarantor to make any such expenditures, nor shall the making thereof relieve the Borrower or the Guarantor of any default in that respect.

ARTICLE VI

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as this Agreement shall remain in effect or any of the Obligations shall be outstanding, it shall not, without the prior written consent of the Requisite Lenders:

Section 6.01 Indebtedness. Contract for, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness contemplated by this Agreement or any of the other Transaction Documents;

(b) Indebtedness existing on the Closing Date described in Schedule 7.01 and refinancing thereof; and

(c) any Indebtedness (and any extensions, renewals and replacements of such Indebtedness), to the extent that, at the time such Indebtedness is contracted for, created, assumed or incurred, and both before and after giving effect to such Indebtedness, no Default or Event of Default exists or would exist hereunder.

Section 6.02 Liens. Create, assume, permit or suffer to exist any mortgage, pledge, encumbrance, security interest or other Lien securing an obligation on the Vessel or on any other asset constituting Collateral, whether now owned or hereafter acquired, except Permitted Encumbrances with respect to the Vessel and Customary Permitted Liens with respect to such other assets.

Section 6.03 Asset Sales. Sell, lease (other than chartering in the ordinary course of business which shall not include bareboat chartering for periods in excess of ten (10) years (except within the Secunda Group), unless approved by the Agent), transfer, assign or otherwise dispose of the Vessel;

Section 6.04 Assignment of Insurances. Grant an assignment or permit or suffer to exist any mortgage, pledge, encumbrance, security interest or other Lien on the Insurances.

Section 6.05 Sale of Notes or Accounts Receivable. Sell, lease, transfer, assign or otherwise dispose of any notes, accounts receivable or other obligations owed to any Credit Party by any Person, except for the purpose of collection in the ordinary course of its business except as permitted by Section 6.01(c).

Section 6.06 Sale and Leaseback. Except to the extent a Credit Party did not incur the Attributable Debt under Section 6.01 and Liens under Section 6.02, enter into any arrangements, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, and used and useful in its business, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

Section 6.07 Restricted Payments. With respect to the Guarantor, declare or pay any dividend or make any distribution on its Equity Interests or purchase, redeem, acquire or otherwise retire any Equity Interests for value (in each case, a “Restricted Payment”); provided, however, that (a) the Guarantor may make a Restricted Payment so long as, at the time of, and after giving effect to, the proposed Restricted Payment: (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) after the Closing Date would not exceed the sum of (1) CAD 6,500,000 and

(2) fifty percent (50%) of the aggregate amount of the Consolidated Net Income of the Guarantor and its consolidated Subsidiaries from June 30, 2004 to the date of such Restricted Payment in accordance with GAAP; and provided further that the Guarantor may purchase, repurchase, redeem, defease or otherwise acquire or retire for value of any Equity Interests made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Equity Interests of the Guarantor (other than Disqualified Shares) or a substantially concurrent cash capital contribution received by the Guarantor from its shareholders; provided that (a) the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (ii) of the preceding proviso, (b) in fiscal year 2005 the Guarantor may declare and pay dividends in such amounts that when combined with the salary of Alfred A. Smithers, the total of such dividends and the salary of Mr. Smithers shall not exceed CAD 600,000 (on an after tax basis to Mr. Smithers calculated on the assumption that all such dividends are ultimately received by Mr. Smithers as dividends) so long as, and after giving effect to, such proposed Restricted Payment, the Guarantor, the Agent and/or any Lender do not incur any Tax in connection therewith and (c) in fiscal year 2006 the Guarantor may declare and pay dividends in such amounts that when combined with the salary of Alfred A. Smithers, the total of such dividends and the salary of Mr. Smithers shall not exceed CAD 600,000 (on an after tax basis to Mr. Smithers calculated on the assumption that all such dividends are ultimately received by Mr. Smithers as dividends) so long as, and after giving effect to, such proposed Restricted Payment, the Guarantor, the Agent and/or any Lender do not incur any Tax in connection therewith.

Section 6.08 Investments. Make any Investment unless at the time of, and after giving effect to, the making of any proposed Investment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of the making of such Investment

Section 6.09 Restriction on Payment Restrictions Affecting Subsidiaries. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than pursuant to this Agreement) on the ability of any Subsidiary of the Guarantor to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits or pay any Indebtedness owed to the Guarantor, (b) make advances or loans to the Guarantor or (c) transfer any of its properties or assets to the Guarantor, except (i) with respect to clauses (a) and (b) of this Section 6.09, for such encumbrances or restrictions existing (1) under or by reason of applicable law and (2) the other Transaction Documents and any other document evidencing Indebtedness incurred in compliance with Section 6.01 or Liens not violating Section 6.02 and (ii) except with respect to clause (c) of this Section 6.09, for such encumbrances or restrictions existing (1) under or by reason of applicable law, (2) the other Transaction Documents and any other document evidencing Indebtedness incurred in compliance with Section 6.01 or Liens not violating Section 6.02, (3) other customary non-assignment provisions in leases, licenses or similar contracts, (4) customary restrictions in joint ventures and similar agreements, and (5) on assets in a purchase and sale agreement pending closing of the disposition.

Section 6.10 Change in Business. Engage (directly or indirectly) in any business other than a Related Business.

Section 6.11 Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate. Notwithstanding the foregoing, the restrictions set forth in this Section 6.11 shall not apply to (a) the payment of reasonable and customary fees to directors of the Guarantor who are not employees of the Guarantor, (b) any other transaction with any employee, officer or director of the Guarantor or any of its Subsidiaries pursuant to employee benefit plans and compensation arrangements in amounts customary for corporations similarly situated to the Guarantor or any such Subsidiary and entered into the ordinary course of business and approved by the Board of Directors of the Guarantor or any committee thereof or the Board of Directors of such Subsidiary, (c) transactions between or among the Guarantor and its Subsidiaries and not involving any other Affiliate, (d) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Guarantor, (e) loans or advances to employees in the ordinary course of business but in any event not to exceed CAD 2,000,000 in the aggregate outstanding at any one time, (f) in addition to the loans and advances referred to in the preceding clause (e), loans or advances to Affiliates of the Guarantor but in any event not to exceed CAD 3,000,000 in the aggregate outstanding at any one time, (g) customary indemnities made in the ordinary course of business to employees or directors of the Guarantor and its Subsidiaries, (h) the sale by the Guarantor or a Subsidiary of any real property and related fixtures or appurtenances), or of the Equity Interests of the Subsidiaries that owns such real property, provided that such real property is the only significant asset owned by such Subsidiary, to a Permitted Holder for consideration in an amount equal to the book value of such assets as reflected in the then recently available consolidated financial statements of the Guarantor but not to exceed CAD 3,000,000, and (i) any Restricted Payment permitted by Section 6.07.

Section 6.12 Changes in Offices or Names. Change the location of the chief executive office of any Credit Party, the office of the chief place of business any such parties, the office of the Credit Parties in which the records relating to the earnings or insurances of the Vessel are kept unless the Agent shall have received thirty (30) days prior written notice of such change.

Section 6.13 Reserved.

Section 6.14 Reserved.

Section 6.15 Guarantees. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for, the obligations of any other Person not a Subsidiary, including, without limitation, by agreement to maintain net worth or working capital of any other Person or agreement for the furnishing of funds to any other Person, directly or indirectly, through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) or for the purpose of paying or discharging the liabilities of any other Person, or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, materials, supplies or other property is ever made or tendered, or obtain upon its credit the issuance of any letter or letter of credit for the discharge of the obligations of any other Person.

Section 6.16 Consolidation, Merger and Sale of Assets. Consolidate with, or merge with or into, any other Person or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets, unless each of the following conditions is satisfied:

(a) The entity formed by such consolidation or into which such Credit Party is merged or the Person which acquires by conveyance or transfer substantially all of the assets of such Credit Party as an entirety shall expressly assume all of the obligations of such Credit Party under this Agreement and the other Transaction Documents pursuant to a written supplement to this Agreement executed in accordance with Article X.

(b) Immediately prior to and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Agent shall have received a certificate from an Executive Officer to such effect.

(c) The Agent shall have received an opinion of counsel regarding the merged or consolidated entity, the legality, validity and enforceability of this Agreement and the other Transaction Documents, the title to the Vessel and the priority of the Mortgage, as applicable.

(d) Upon any consolidation or merger, or any conveyance or transfer of substantially all of the assets of such Credit Party as an entirety in accordance with this Section 6.14, the successor entity formed by such consolidation or into which such Credit Party is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, such Credit Party under this Agreement and the other Transaction Documents with the same effect as if such successor entity had been named as a Credit Party herein. No such conveyance or transfer of substantially all of the assets of such Credit Party as an entirety shall have the effect of releasing such Credit Party or any successor entity which shall theretofore have become such in the manner prescribed in this Section 6.14 from its liability hereunder. Nothing in this Section 6.14 shall restrict the Borrower from chartering the Vessel so long as such charters are not bareboat charts for a period in excess of ten (10) years.

ARTICLE VII

AGREEMENT TO GUARANTEE

Section 7.01 Obligations Guaranteed.

(a) The Guarantor hereby unconditionally guarantees to each of the Agent and the Lenders (i) the full and prompt payment of the principal of the Term Loan Notes and the indebtedness represented thereby when and as the same shall become due and payable, whether at the stated maturity thereof, by acceleration, call for redemption or otherwise; (ii) the full and prompt payment of interest on the Term Loan Notes when and as the same shall become due and payable (including interest at the Overdue Rate on any part of the principal amount, interest amount or other amount due under this Agreement and not paid when due); (iii) the full and prompt payment of an amount equal to each and all of the payments and other sums when and as the same shall become due, required to be paid by the Borrower under the terms of this Agreement and under each of the other

Transaction Documents to which it is a party and (iv) the full and prompt performance and observance by the Borrower of the obligations, covenants and agreements required to be performed and observed by the Borrower under the terms of this Agreement and under each of the other Transaction Documents to which it is a party (items (i) through (iv), the “Guarantee Obligations”). The Guarantor hereby irrevocably and unconditionally agrees that upon any default by the Borrower in the payment, when due, of any principal of, interest on or other amounts (including amounts in respect of fees and indemnification owing to the Agent or the Lenders) due under the Term Loan Notes, this Agreement or any other Transaction Document, the Guarantor will promptly pay the same within ten (10) days after receipt of written demand therefor from the Agent or any Lender. The Guarantor further hereby irrevocably and unconditionally agree that upon any default by the Borrower in any of its obligations, covenants and agreements required to be performed and observed by the Borrower under this Agreement and under each of the other Transaction Documents to which it is a party, the Guarantor will effect the observance of such obligations, covenants and agreements within ten (10) days after receipt of written demand therefor from the Agent or any Lender.

(b) All payments by the Guarantor shall be paid in the lawful currency of the United States of America. Each and every default (i) in the payment of the principal of, premium, if any, interest on or other amounts due under the Term Loan Notes, (ii) in the payment of any sum required to be paid by the Borrower under the terms of this Agreement or the other Transaction Documents, or (iii) in the prompt performance and observance by the Borrower of all of the obligations, covenants and agreements required to be performed and observed by the Borrower under the terms of the Transaction Documents, shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

(c) The Guarantor further agrees that the Guarantee Obligations constitute an absolute, unconditional, present and continuing guarantee of performance and payment and not of collection, and waives any right to require that any resort be had by the Agent and the Lenders to (i) any Collateral, (ii) the Agent’s and Lenders’ right against any other Person, or (iii) any other right or remedy available to the Agent and the Lenders by contract, applicable law or otherwise. The Guarantee Obligations are direct, unconditional and completely independent of the obligations of any other Person or entity, and a separate cause of action or separate causes of action may be brought and prosecuted against the Guarantor without the necessity of any other party or previous proceeding with or exhausting any other remedy against any other Person who might have become liable for the indebtedness or of realizing upon any security held by or for the benefit of the Agent and the Lenders.

(d) The Guarantor shall pay to the Agent and the Lenders all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Agent and the Lenders upon the occurrence of an Event of Default under any or all of the Transaction Documents.

Section 7.02 Guarantee Obligations of Guarantor Unconditional. The Guarantee Obligations shall be absolute and unconditional and shall remain in full force and effect until (1) the entire principal of, premium, if any, interest on and other amounts due under the Term Loan

Notes shall have been paid and (2) all other sums payable by the Borrower and the Guarantor under this Agreement and the other Transaction Documents have been paid in full (including, without limitation, Section 7.01 hereof), and, to the extent permitted by law, such Guarantee Obligations shall not be affected, modified, released or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Guarantor:

(a) the invalidity, irregularity, illegality, frustration or unenforceability of, or any defect in, (i) any Transaction Document or (ii) any collateral security given in connection therewith;

(b) any present or future law or order of any Governmental Authority or of any agency thereof purporting to reduce, amend or otherwise affect the Term Loan Notes or any other obligation of the Borrower or any other obligor or to vary any terms of payment;

(c) any claim of immunity on behalf of the Borrower or any other obligor or with respect to any property of the Borrower or any other obligor;

(d) the waiver, compromise, settlement, release, extension, change, modification or termination of any or all of the obligations, covenants or agreements of (i) the Borrower under this Agreement or any other Transaction Document (except by payment in full of all its Obligations under this Agreement) or (ii) the Guarantor with respect to the Guarantee Obligations (except by payment in full of all the Guarantee Obligations hereunder);

(e) the failure to give notice to the Guarantor of the occurrence of a Default or an Event of Default hereunder or under any other Transaction Document;

(f) the transfer, assignment, sublease or mortgaging, or the purported or attempted transfer, assignment, sublease or mortgaging, of all or any part of the interest of the Borrower in any of its properties, or any failure of or defect in the title with respect to the Borrower’s interest in any of its properties;

(g) the release, sale, exchange, surrender or other change in any collateral security for payment of the Borrower’s Obligations;

(h) the extension of the time for payment of any amounts payable on the Term Loan Notes or any part thereof or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement, any other Transaction Document or the extension or the renewal of any thereof;

(i) the modification or amendment (whether material or otherwise) of any Guarantee Obligation, covenant or agreement set forth in any Transaction Document;

(j) the taking of, or the omission to take, any of the actions referred to in this Agreement or any Transaction Document;

(k) any failure, omission, delay, or lack on the part of the Agent or the Lenders or any other Person to enforce, assert or exercise any right, power or remedy conferred on the Agent and the Lenders or such other Person in this Agreement or any other Transaction Document;

(l) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement or composition with creditors or readjustment of, or other similar proceedings affecting the Guarantor or any of its assets, or any allegation or contest of the validity of this Agreement, or any other Transaction Document, or the disaffirmance or attempted disaffirmance of this Agreement or any other Transaction Document, in any such proceedings;

(m) any event or action that would, in the absence of this Section, result in the release or discharge of the Guarantor from the performance or observance of any Guarantee Obligation, covenant or agreement contained in this Section, other than the performance thereof;

(n) the default or failure of the Guarantor to fully perform any of its Guarantee Obligations;

(o) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor;

(p) the actual or purported assignment of any of the Guarantee Obligations;

(q) the receipt and acceptance by the Agent or the Lenders of notes, checks or other instruments for the payment of money made by the Guarantor and any extensions and renewals thereof (other than the payment in full of the entire principal of, premium, if any, interest on and other amounts due under the Term Loan Notes and all other sums payable by the Borrower and the Guarantor under this Agreement and the other Transaction Documents);

(r) to the extent permitted by law, the release or discharge of the Guarantor from the performance or observance of any guaranteed obligation, covenant or agreement contained herein by operation of law;

(s) any release or impairment of the Collateral pledged under this Agreement or any other Transaction Document;

(t) the release, substitution or replacement in accordance with the terms of any Transaction Document of any property subject thereto or any redelivery, repossession, surrender or destruction of any such property, in whole or in part;

(u) any limitation on the liability or obligations of the Borrower under this Agreement or any other Transaction Document or any termination, cancellation, frustration, invalidity or unenforceability, in whole or in part, of this Agreement or any other Transaction Document, or any term thereof;

(v) the merger or consolidation or any sale, lease or transfer of any or all of the assets of the Borrower or the Guarantor to any Person; or

(w) any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

Section 7.03 Waiver of Notice; Expenses. The Guarantor hereby expressly waives notice from the Agent and the Lenders of its acceptance and reliance on the Guarantor’s Guarantee or of any action taken or omitted in reliance hereon. The Guarantor further expressly waives diligence, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against the Borrower or against any other obligor under any of the Transaction Documents or against the Collateral or any other collateral security for the Obligations. The Guarantor agrees to pay all costs, fees, commissions and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) which may be incurred by the Agent or the Lenders in enforcing or attempting to enforce the Guarantee Obligations following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

Section 7.04 Other Security. The Agent and Lenders may pursue their rights and remedies against the Guarantor notwithstanding (a) any other Guarantee of or security for the Obligations and (b) any action taken or omitted to be taken by the Agent, the Lenders or any other Person to enforce any of the rights or remedies under such other guarantee or with respect to any other security.

Section 7.05 No Set-off by the Guarantor. No set-off, abatement, recoupment, counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature (other than performance by the Guarantor of the Guarantee Obligations hereunder) which the Guarantor has or may have with respect to a claim hereunder, shall be available hereunder to the Guarantor against the Agent or the Lenders.

Section 7.06 Limitation on Liability. Any term or provision of this Agreement or any other Transaction Document to the contrary notwithstanding, the maximum, aggregate amount of the Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Agreement or any other Transaction Document, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES; APPLICATION OF PROCEEDS

Section 8.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) if any payment of any Principal Payment Amount, interest, fees, charge or any other amounts due to the Agent or the Lenders under the Term Loan Notes, this

Agreement, the Mortgage, or any Transaction Document, whether at the stated maturity thereof or at any date fixed for payment by acceleration, by notice of prepayment or otherwise, shall not be made on the due date thereof and if such failure to pay shall remain unremedied for two (2) Business Days;

(b) if a Credit Party shall default in the performance or observance of any covenant contained in Sections 5.14, 5.15, 5.16, 5.17 and 5.18 or in Article VI of this Agreement, Sections 4.01 and 4.02 of the Assignment of Earnings and Insurances and Sections 2.03, 2.04(a)(ii), 2.08, 2.09, 2.12 and 2.13 of the Deed of Covenant;

(c) if a Credit Party shall default in any material respect in the performance or observance of any covenant contained in Article V of this Agreement or any other covenant, agreement or condition (other than those set forth in (a) or (b) above) contained in this Agreement or in any other Transaction Document and such default shall not be cured by the earlier of (i) thirty (30) days after a Responsible Officer of such Credit Party had actual knowledge of such default and (ii) thirty (30) days after receipt by such Credit Party of notice thereof from the Agent;

(d) if any representation or warranty made by a Credit Party herein or in any other Transaction Document shall prove to have been false, incorrect or misleading in any material respect on the date as of which made and uncured at the time discovered and shall not have been cured by the earlier of (i) 30 days after an Executive Officer of a Credit Party obtains actual knowledge thereof and (ii) 30 days after receipt by such Credit Party of notice thereof from the Agent;

(e) if a Credit Party shall (i) generally not be paying its debts as they come due, (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act, (iii) become insolvent or make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian or receiver of itself or of the whole or any substantial part of its property, (v) on a petition in bankruptcy filed against it, have an order for relief entered against it or (vi) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law;

(f) if a petition in bankruptcy shall be filed against a Credit Party and not dismissed within 60 days from the date of the filing;

(g) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of an affected entity, a custodian or receiver of a Credit Party, or of the whole or any substantial part of its property, or approving a petition filed against such entity seeking reorganization or arrangement of such entity under applicable law, and such order, judgment or decree shall not be set aside or stayed within 60 days from the date of its entry;

(h) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of a Credit Party or of the whole or any substantial part of such entity’s property and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of custody or control;

(i) if a final judgment, a fine or other order for the payment of money in excess of CAD 5,000,000 or the equivalent thereof in another currency shall be rendered by a court or administrative agency against a Credit Party and such entity shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of its entry and within the 30-day period, or any longer period during which execution of such judgment, fine or other order shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during the appeal;

(j) if a Credit Party shall default (as principal or guarantor or other surety) in any payment of principal or interest on any obligation for money borrowed beyond any period of grace provided with respect thereto, or if any other default under any agreement under which any such obligation is created or under any instrument securing or evidencing such obligation, shall have occurred and be continuing, if the effect of such other default is to cause, or permit the holder of such obligation to cause, such obligation to become due prior to its stated maturity; provided, however, in the case of any such obligation for money borrowed as to which any such default in any payment of principal or interest or any such other default has occurred, it shall not constitute an Event of Default under this clause (j) unless (i) with respect to any such obligation for borrowed money evidenced by common loan documents (such as a single credit agreement or a single series of notes), the principal amount of such obligation exceeds CAD 5,000,000, or (ii) the principal amount of all such obligations for money borrowed (including, without limitation, any such obligations described in the immediately preceding clause (i)) as to which any such default then exists exceeds CAD 5,000,000 in aggregate;

(k) if an Event of Default has occurred and is continuing under the Existing Credit Agreement, a Security Document or if any of the Transaction Documents shall for any reason other than the satisfaction in full of the Obligations cease to be, or be asserted by a Credit Party not to be, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights or by general principles of equity; or

(l) if the Borrower ceases to be a direct or indirect wholly-owned subsidiary of Guarantor without the written consent of the Requisite Lenders which consent shall not be unreasonably withheld.

Section 8.02 Waiver of Default. Any Event of Default may be waived only with the written consent of the Requisite Lenders. Any Event of Default so waived shall be deemed to have been cured and not to be continuing, but no such waiver shall be deemed a continuing waiver or shall extend to or affect any subsequent like default or impair any rights arising therefrom.

Section 8.03 Remedies. Upon the occurrence and continuance of any Default or Event of Default, the Requisite Lenders or the Agent, on behalf and for the ratable benefit of the Lenders, may, at the direction of the Requisite Lenders, do any one or more of the following, all of which are hereby authorized by the Borrower:

(a) declare (i) all or any of the Term Loan Notes, the Obligations of the Borrower under this Agreement, the other Transaction Documents and any other instrument executed by the Borrower pursuant to the Transaction Documents to be immediately due and payable and, upon such declaration, such obligations so declared due and payable shall immediately become due and payable; provided, however, that if such Event of Default is under either Sections 8.01(e), (f), (g) or (h), then all of the Obligations shall become immediately due and payable forthwith without the requirement of any notice or other action by the Lenders or the Agent;

(b) exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article and any of the other Transaction Documents, to the extent permitted by applicable law; and

(c) bring suit at law or in equity, to collect the payments due under each of the Transaction Documents and to recover judgment for the Obligations hereby secured, and collect the same out of any and all of the Collateral.

Section 8.04 Rights of Set-Off. Regardless of the adequacy of any Collateral, during the continuance of an Event of Default, any deposits or other sums credited by or due from any Lender to the Borrower may be set-off against the Obligations and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lenders. Any Lender that exercises any such set-off right shall use reasonable diligence to notify the Borrower of any such exercise, provided that the failure of such Lender to provide any such notice shall not affect the validity of such Lender’s exercise of such set-off right.

Section 8.05 Rights and Remedies Cumulative. The Lenders’ and the Agent’s rights and remedies under this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in admiralty, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Agent or the Lenders, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. The Lenders and the Agent shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by any Lender or the Agent of one right or remedy shall be deemed an election. No delay or omission by any Lender or the Agent shall constitute a waiver, election or acquiescence by such party.

Section 8.06 Specific Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) At the request of the Agent, each Credit Party shall promptly execute and deliver such instruments and other documents as the Agent may deem necessary or advisable to enable the Agent to obtain possession of all or any part of the Collateral to which possession the Lenders shall at the time be entitled hereunder. If a Credit Party shall for any reason fail to execute and deliver such instruments and documents after such request by the Agent, the Agent may obtain a judgment conferring on the Agent the right to such possession on behalf of the Lenders immediately and requiring such Credit Party to deliver such instruments and documents to the Agent, to the entry of which judgment such Credit Party hereby specifically consents.

(b) The Agent, on behalf of the Lenders, may proceed to enforce the rights of the Lenders by directing payment to it of all monies payable under any agreement or undertaking constituting a part of the Collateral, by proceedings in any court of competent jurisdiction for the appointment of a receiver or for sale of all or any part of the Collateral possession to which the Lenders shall at the time be entitled hereunder or for foreclosure of such Collateral, and by any other action, suit, remedy or proceeding authorized or permitted by this Agreement or by law or by equity, and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Lenders asserted or upheld in any bankruptcy, receivership or other judicial proceedings.

(c) The Agent shall be entitled to set-off against and withdraw all amounts constituting a part of the Collateral and to apply the same as follows:

First: To the payment of all reasonable expenses and charges, including the expenses of any taking, operating, attorney’s fees, court costs and other expenses or advances made or incurred by the Agent in connection with the ascertainment or protection of its rights and the pursuance of its remedies hereunder or under any of the Transaction Documents (including, without limitation, the reasonable fees and disbursements of counsel);

Second: To the payment of interest on the Term Loan Notes;

Third: To the payment of principal on the Term Loan Notes;

Fourth: To the payment of all amounts due to the Agent and the Lenders in respect of taxes, indemnities, fees, expenses, premiums, purchase of liens or otherwise under the provisions hereof or under any of the Transaction Documents;

Fifth: To the payment of the Obligations, other than those referred to in First through Fourth above; and

Sixth: To the payment of any surplus thereafter remaining to the Borrower or whomever may be lawfully entitled thereto.

(d) Without limiting the foregoing, the Agent and the Lenders, their respective assigns and legal representatives shall have all the remedies of a secured party under applicable law and such further remedies as from time to time may hereafter be provided pursuant to such law for a secured party. In exercising its power of sale, the Agent shall be entitled to add to the Term Loan any and all of the Agent’s or Lenders’ expenses incurred in connection therewith.

Section 8.07 Restoration of Rights and Remedies. In case the Agent or a Lender shall have proceeded to enforce any right, power or remedy under this Agreement or any other Transaction Document by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent or such Lender, then and in every such case the Borrower, the Agent and the Lenders shall be restored to their former positions and rights hereunder with respect to this Agreement, the Transaction Documents, the Collateral, and all rights, remedies and powers of the Agent and the Lenders shall continue as if no such proceedings had been taken.

Section 8.08 Cure of Defaults. Subject to the terms of this Agreement, if at any time after an Event of Default, the Borrower offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Agent and the Lenders related to such Events of Default, with interest with respect to the Borrower’s obligations as provided herein, then the Agent may, but shall not be required to, accept such offer and payment and restore the Borrower to its former position, but such action, if taken, shall not affect any subsequent Event of Default or impair any rights consequent thereon.

ARTICLE IX

RELATIONSHIP AMONG THE LENDERS

Section 9.01 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes Fortis as the Agent under this Agreement and under each of the other Transaction Documents and irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent.

Section 9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the gross negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care or for any action it takes on the advice of counsel.

Section 9.03 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document (except for its own gross negligence or willful misconduct), (b) be liable as a consequence of any failure or delay in performance by, or any breach by, any other Lender or any other Person, of its obligations under this Agreement or any other Transaction Document or (c) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by a Credit Party, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of a Credit Party or any other party to this Agreement or any other Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of any Credit Party.

Section 9.04 Reliance by the Agent.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon (i) any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and (ii) any advice or statements of legal counsel (including counsel to the Borrower or the Guarantor), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions precedent specified in Article IV, each Lender that has executed this Agreement or shall hereafter execute and deliver an Assignment and Acceptance in accordance with Section 9.11 shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender, unless an officer of the Agent responsible for the transactions contemplated by the Transaction Documents shall have received notice from the Lender prior to the borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or the Lender shall not have made available to the Agent the Lender’s Proportionate Share of such borrowing.

Section 9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of any Principal Payment Amount, interest and fees required to be paid to the Agent on behalf and for the benefit of the Lenders, unless the Agent shall have received written notice from a Lender, the Borrower or the Guarantor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Requisite Lenders in accordance with this Agreement; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best commercial interest of the Lenders.

Section 9.06 Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of a Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties, and all applicable Lender regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower under and pursuant to this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, which may come into the possession of any of the Agent-Related Persons.

Section 9.07 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Term Loan Notes and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, the Transaction Documents or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent-Related Person’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorney fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under this Agreement, any other Transaction Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The obligation of the Lenders in this Section 9.07 shall survive the payment of the Obligations.

Section 9.08 Agent in Individual Capacity. Fortis and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and any of its affiliates as though Fortis were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Proportionate Share, Fortis shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Fortis in its individual capacity.

Section 9.09 Successor Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders. If the Agent shall resign as Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. Any successor Agent appointed under this Section 9.09 shall be reasonably acceptable to Borrower.

Section 9.10 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to the Collateral which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant thereto.

(b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon payment in full of all of the Term Loan Notes and all other Obligations then payable under this Agreement and under any other Transaction Document; (ii) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (iii) if approved, authorized or ratified in writing by all of the Lenders or (iv) upon any sale, transfer, assignment or other disposition of any Collateral, to the extent that the same is expressly permitted by the terms of this Agreement and the other Transaction Documents. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10(b).

Section 9.11 Assignments, Participations, Etc.

(a) Any Lender may, with the written consent of the Borrower (other than during the existence of a Default or Event of Default in which event the Borrower’s consent shall not be required) and the Agent, which consent, in each case, shall not be unreasonably withheld (which consent of the Borrower and the Agent shall not be required if the Eligible Assignee is an Affiliate of such Lender or is another Lender), provided that such assignment shall not result in increased costs to the Borrower pursuant to Section 2.09, at any time assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable part of all, of the Term Loan Notes and the other rights and obligations of such Lender hereunder. In the event of a partial assignment (other than to another Lender or an Affiliate of a Lender), such assignment shall be in a minimum amount of not less than $1,000,000 and, after giving effect to such assignment, the assigning Lender’s or selling Lender’s Proportionate Share of the Term Loan Notes shall equal an amount that it not less than $2,000,000, in each case, unless otherwise agreed in writing by the Borrower and the Agent; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit F (“Assignment and Acceptance”) together with any Term Loan Note subject to such assignment; and (iii) the assignor Lender or the Assignee has paid to the Agent a processing fee in the amount of $4,000.

(b) From and after the date that the Agent notifies the assigning Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Transaction Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Transaction Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Transaction Documents other than its obligations to maintain confidential information set forth in Section 9.11(e).

(c) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Borrower shall execute and deliver to the Agent, a new Term Loan Note evidencing such Assignee’s assigned Proportionate Share of the Term Loan and, if the assignor Lender has retained a portion thereof, a replacement Term Loan Note in the principal amount of the Proportionate Share of the Term Loan retained by the assignor Lender (such Term Loan Note to be in exchange for, but not in payment of, the Term Loan Note held by such Lender). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the adjustment of the Proportionate Share of the Term Loan.

(d) Any Lender may at any time sell to one or more commercial banks or other Persons not affiliates of the Borrower (a “Participant”) participating interests in the Term Loans and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Transaction Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Transaction Documents and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Transaction Documents other than those that pursuant to the terms of this Agreement require the consent of the affected Lender; and provided further that, and it is hereby agreed that, the Borrower shall not be obligated to make any greater payment or otherwise incur any greater cost or liability under Section 2.09 than had no such sale of a participating interest occurred.

(e) Each Lender agrees to maintain the confidentiality of all information identified as “confidential” by the Credit Party and provided to it by the Credit Party, or by the Agent on the Credit Party’s behalf, in connection with this Agreement or any other Transaction Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Credit Party or one of its affiliates; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law or requirement of law; and (D) to such Lender’s independent auditors and other professional advisors. If the Agent or any Lender discloses any such confidential information pursuant to the provisions of the immediately proceeding proviso, the Agent or such Lender shall seek to obtain assurance that confidential treatment will be accorded to such confidential information; provided, however, that neither the Agent nor any Lender shall have any liability for the failure to obtain such confidential treatment. Notwithstanding the foregoing, the Credit Party authorizes each Lender to disclose to any Participant or Assignee and to any prospective Participant or Assignee, such financial and other information in such Lender’s possession concerning a Borrower or the Guarantor which has been delivered to the Agent or the Lenders pursuant to this Agreement or which has been delivered to the Agent or the Lenders by the Borrower or the Guarantor in connection with the Lenders’ credit evaluation of the Borrower and the Guarantor prior to entering into this Agreement, provided that such participant or assignee (or prospective participant or assignee) agrees in writing to be bound by a confidentiality agreement similar to the provisions of this Section 9.11(e).

(f) Notwithstanding any other provision contained in this Agreement or any other Transaction Document to the contrary, any Lender may assign all or any portion of its Proportionate Share of the Term Loan Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) All notices, requests, approvals and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower or the Guarantor by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified below, and (ii) shall be followed promptly by a hard copy original thereof) and faxed, sent for overnight (next day) delivery or delivered, to the address or facsimile number specified for notices below or, as directed to the Borrower, the Guarantor or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Borrower, the Guarantor and the Agent.

Any notice or other communication to be given pursuant hereto shall be addressed as follows:

If to the Agent (for all credit related correspondence),

Fortis Capital (Canada) Ltd. 330 5th Avenue S.W., Suite 2900 Calgary, Alberta T2P 0L4 Canada
Telephone:	(403) 215-5801
Fax:	(403) 514-6923

With a copy to,

Fortis Capital Corp.

520 Madison Avenue

New York, New York 10022

Telephone: (212) 418-8700

Fax: (212) 340-5370

If to the Agent (for all payment notices),

Fortis Capital Corp.

101 Hudson Street, 21st Floor

Jersey City, New Jersey 07302

Attn: Marlene Purrier-Ellis

Telephone: (201) 631-8187

Fax: (201) 631-8181

If to the Borrower,

Secunda Marine Services Limited

One Canal Street

Dartmouth, Nova Scotia B2Y 2W1 Canada

Telephone: (902) 465-3400

Fax: (902) 465-2578

If to the Guarantor,

Secunda International Limited

One Canal Street

Dartmouth, Nova Scotia B2Y 2W1 Canada

Telephone: (902) 465-3400

Fax: (902) 465-2578

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery, except that notices pursuant to Articles II, V, VI, VIII and IX shall not be effective until actually received by the Agent.

(c) Each Credit Party acknowledges and agrees that any agreement of the Agent and the Lenders to receive certain notices by telephone and facsimile is solely for the convenience and at the request of such Credit Party. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by such Credit Party to give such notice and the Agent and the Lenders shall not have any liability to such Credit Party or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower and the Guarantor to repay the Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making of the Term Loan and the execution and delivery of the Term Loan Notes and shall continue in full force and effect so long as the Obligations remain outstanding.

Section 10.03 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.

Section 10.04 Modification of Agreement. No amendment, modification or waiver of any provision of this Agreement or any other Transaction Document, and no consent with respect to any departure by a Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Requisite Lenders (with a copy thereof provided to the Agent), and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by each Lender affected thereby (with a copy thereof provided to the Agent), do any of the following:

(a) increase or extend the Proportionate Share of any Lender, decrease the Applicable Margin, (other than as provided in Article II) or subject any Lender to any additional obligations;

(b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Transaction Document;

(c) reduce the principal of, or the rate of interest specified herein on the Term Loan, or of any fees or other amounts payable hereunder or under any Transaction Document;

(d) amend this Section 10.04; or;

(e) amend Section 2.07(b) or any other provision with respect to pro rata payments or sharing of recoveries among the Lenders;

and, provided further that no amendment, modification, waiver or consent shall, unless in writing and signed by the Agent in addition to the Requisite Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Transaction Document.

Section 10.05 Costs and Expenses. The Borrower agrees whether or not the transactions contemplated hereby shall be consummated, to:

(a) pay or reimburse the Agent within five (5) Business Days after demand for all costs and expenses incurred by the Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Transaction Document and any other documents prepared in connection herewith (including any commitment letter and related documents preceding this Agreement) or therewith, and the consummation of the transactions contemplated hereby and thereby, including the attorney costs incurred by the Agent with respect hereto and thereto;

(b) pay or reimburse the Agent and each Lender within five (5) Business Days after demand for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Term Loan, and including in any insolvency proceedings or appellate proceeding) under this Agreement, any other Transaction Document, and any such other documents, including attorney costs incurred by the Agent and any Lender; and

(c) pay or reimburse the Agent within five (5) Business Days after demand for all reasonable audit, environmental inspection and review, search and filing, registration and recording costs, fees and expenses, incurred or sustained in connection with the matters referred to under Section 10.05(a) and Section 10.05(b).

Section 10.06 Waivers. No waiver of any of the provisions of this Agreement (a) shall be valid unless evidenced by a writing executed by each party to be bound thereby, (b) shall be deemed or shall constitute a waiver of any other provision of this Agreement or any other provisions hereof (whether or not similar), or (c) shall constitute a continuing waiver unless otherwise expressly provided. No delay on the part of the Agent or any Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy. No notice to or demand on the Borrower or the Guarantor in any case shall entitle it to any other or further notice or demand in the same or similar circumstances.

Section 10.07 Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless each Indemnified Party from and against any and all liabilities, losses, obligations, damages, penalties, expenses or costs of any kind or nature and from any suits, judgments, claims or demands (including in respect of or for reasonable and customary attorney costs and other fees and other disbursements of counsel for and consultants of any Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto) based on any federal, state, local or foreign law or other statutory regulation, including securities, environmental and commercial law or other statutory regulation, which arises under common law or at equitable cause or on contract or otherwise on account of or in connection with any matter or thing or any action or failure to act by the Indemnified Parties, or any of them, arising out of or relating to the Transaction Documents or any agreement or instrument contemplated by the Transaction Documents, but excluding those arising (x) with respect to an Indemnified Party, by reason of gross negligence or willful misconduct of such Indemnified Party or (y) in respect of Taxes (as to which indemnification shall be applicable only as and to the extent set forth in Section 2.11). Upon receiving knowledge of any suit, claim or demand asserted by any Person that an Indemnified Party believes is covered by this indemnity, such Indemnified Party shall give the Borrower notice thereof and an opportunity to defend it, at the Borrower’s sole cost and expense, with legal counsel satisfactory to such Indemnified Party. Such Indemnified Party may also require the Borrower to defend the matter. The obligations of the Borrower under this Section 10.07 shall survive the payment and performance of the Obligations and the termination of this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.07 may be unenforceable because it violates any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of its obligations set forth in this Section 10.07.

Section 10.08 Separability of Provisions; Obligations Several.

(a) If any provision of this Agreement or other Transaction Document should be deemed invalid under any applicable law, such provision shall be void and of no effect and shall cease to be a part of this Agreement or other Transaction Document without affecting the remaining provisions, which shall remain in full force and effect.

(b) In the event that this Agreement, the Term Loan Notes, any Transaction Document or any of the documents or instruments which may from time to time be delivered hereunder or thereunder or any provision hereof or thereof shall be deemed invalidated by present or future law of any nation or by decision of any court, or if any third party shall fail or refuse to recognize any of the powers granted to the Agent hereunder when it is sought to exercise them, this shall not affect the validity and/or enforceability of all or any other parts of this Agreement, the Term Loan Notes, any Transaction Document or such documents or instruments and, in any such case, the Borrower covenants and agrees that, on demand, they will execute and deliver such other and further agreements and/or documents and/or instruments and do such things as the Agent in its reasonable discretion may deem to be necessary to carry out the true intent of this Agreement and of the obligations secured hereby.

Section 10.09 Counterparts. This Agreement and any amendment, waivers, consents or supplements hereto may be executed in two or more counterparts, any by different parties hereto in different counterparts, each of which when so executed shall constitute an original, but all of which, when taken together, shall constitute but one Agreement.

Section 10.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein.

Section 10.11 Headings. Section and paragraph headings and the table of contents are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. Sections and paragraphs mentioned by number only are the respective sections and paragraphs of this Agreement. The use of the terms “herein”, “hereunder”, “hereof”, and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

Section 10.12 Successors and Assigns. All Persons shall be deemed to include the successors or assigns thereof. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, legal representatives, heirs, successors and assigns; provided, however, that (a) neither the Borrower nor the Guarantor may assign its rights or obligations hereunder without the prior written consent of the Agent and each Lender and (b) the Lenders may assign their respective rights and obligations hereunder only in accordance with Section 9.11 hereof.

Section 10.13 Gender and Number. Words importing a particular gender mean and include every other gender and words importing the singular number mean and include the plural number and vice-versa.

Section 10.14 Exhibits. Exhibits to this Agreement are an integral part of this Agreement.

Section 10.15 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

Section 10.16 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Guarantor, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Transaction Documents. Neither the Agent nor any Lenders shall have any obligation to any Person not a party to this Agreement or other Transaction Documents.

Section 10.17 Reserved.

Section 10.18 Reserved.

Section 10.19 Waiver of Punitive Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY HERETO HEREBY AGREES THAT IT SHALL NOT SEEK FROM ANY OTHER PARTY HERETO, UNDER ANY THEORY OF LIABILITY, INCLUDING, WITHOUT LIMITATION, ANY THEORY IN TORTS, ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 10.20 Consent to Jurisdiction. (a) Any legal suit, action or proceeding against a Credit Party arising out of or relating to this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, may be instituted in any federal or state court of competent jurisdiction in The City of New York, State of New York, and each Credit Party hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each Credit Party hereby waives, to the fullest extent permitted by applicable law, any defense which it may now or hereafter have based upon lack of personal jurisdiction or venue or forum non conveniens. Each Credit Party hereby irrevocably appoints and designates Law Debenture Corporate Services Inc., having an address at 767 Third Avenue, New York, New York 10017, as its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting service of legal process and each Credit Party agrees that service of process upon such party shall constitute personal service of such process such Credit Party. Each Credit Party shall maintain the designation and appointment of such authorized agent until all Obligations shall have been paid in full. If such agent shall cease to so act, the Credit Parties shall immediately designate and appoint another such agent satisfactory to the Agent and shall promptly deliver to the Agent evidence in writing of such other agent’s acceptance of such appointment.

Section 10.21 Waiver of Jury Trial. THE BORROWER, THE GUARANTOR, EACH LENDER AND THE AGENT HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

Section 10.22 Currency Indemnity. Any payment or payments made to or for the account of the Agent or any Lender in a currency other than the currency in which such payment is required to be made hereunder or under any other Transaction Document (the “Required Currency”) for any reason (pursuant to a judgment or order of a court or tribunal of any jurisdiction) shall only constitute a discharge to the Borrower to the extent of the amount of the Required Currency which the Agent or such Lender is, acting in good faith and exercising reasonable and customary diligence, able to purchase in New York City with the amount or amounts so received on the date or dates of receipt by the Agent or such Lender of such payment or payments (or if such date is not a Business Day on the next succeeding Business Day). If the amount of the Required Currency which the Agent or such Lender is so able to purchase falls short of the amount of the Required Currency due to the Agent or such Lender, the Borrower shall indemnify and hold the Agent or such Lender harmless against any loss or damage arising as a result. This indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to an independent cause or causes of action, shall apply irrespective of any indulgence granted by the Agent or such Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of the amount due hereunder or under any such judgment or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FORTIS CAPITAL (CANADA) LIMITED as Agent and Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Doug Clark
Name:	Doug Clark
Title:	Senior Vice President

SECUNDA INTERNATIONAL LIMITED, the Guarantor,

By:	/s/ Alfred A. Smithers
Name:	Alfred A. Smithers
Title:	President

SECUNDA MARINE SERVICES LIMITED, the Borrower

By:	/s/ Alfred A. Smithers
Name:	Alfred A. Smithers
Title:	President

Execution Version

APPENDIX A DEFINITIONS

“Adjusted LIBOR” means, for each Interest Period in respect of a LIBOR Loan, an interest rate per annum (rounded upward to the nearest 1/1 6th of one percent (0.0625%)) determined pursuant to the following formula:

Adjusted LIBOR =	LIBOR
1.00 - Reserve Percentage

The Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person, or (ii) that directly or indirectly owns more than 10% of the voting securities of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” has the meaning set forth in the initial paragraph of the Credit Agreement.

“Agent-Related Persons” means the Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Agent and its Affiliates.

“Agreement” or “Credit Agreement” means the Credit Agreement, dated as of November 14, 2005, among the Borrower, the Guarantor, the Lenders and the Agent, as modified, supplemented or amended from time to time.

“Applicable Margin” means through and including November 14, 2006, 3.25% and from December 14, 2006 and thereafter 3.75%.

“Appraiser” means any of Fearnleys A.S., R.S. Platou Shipbrokers A.S., H. Clarkson Ltd., Simpson Spence Young Ltd., Barry Rogliano Salles and Derrick, together with any other Person not affiliated with the Borrower and acceptable to the Agent in its sole discretion engaged in the business of appraising vessels, including tug and supply service vessels.

“Approved Jurisdiction” means Canada, Barbados, United States of America, Republic of Liberia, Marshall Islands, Panama or such other jurisdiction as may be reasonably acceptable to the Requisite Lenders.

“Asset Coverage Ratio” means, at any time, the ratio of (x) the aggregate Fair Market Value of the Vessel at such time to (y) the aggregate outstanding principal amount of the Term Loan.

“Assignee” shall have the meaning provided in Section 9.11(a) of the Credit Agreement.

“Assignment and Acceptance” shall have the meaning provided in Section 9.11(a) of the Credit Agreement.

“Assignment of Earnings and Insurances” means an assignment between the Borrower and the Agent, on behalf of the Lenders, as the same from time to time may be amended, restated, modified, supplemented or renewed, in each case in accordance with the terms thereof, pursuant to which the Borrower assigns to the Agent, on behalf of the Lenders, all of its right, title and interest in, to and under the Earnings and Insurances with respect to the Vessel.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Base Rate” means for any day, a rate per annum equal to the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate shall be effective from and including the effective day of such change in the Prime Rate.

“Borrower” has the meaning set forth in the initial paragraph of the Credit Agreement.

“Business Day” means any day which is not a Saturday, Sunday or legal holiday or any other day on which banking institutions in The Netherlands, New York or Nova Scotia, Canada are authorized by law or executive order to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as same may be amended from time to time.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charter” means a charter or contract with a term that exceeds twelve (12) months.

“Charterer” means, with respect to a Charter, the customer or charterer thereunder.

“Closing Date” means November 14, 2005.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of the Credit Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means the Vessel, the Earnings on the Vessel, the Insurances on the Vessel, the Mortgage and any other property in which a security interest is created in favor of the Agent for the benefit of the Lenders to secure the payment and performance of the Obligations and Guarantee Obligations of the Borrower and the Guarantor under the Credit Agreement.

“Compulsory Acquisition” means, with respect to a Vessel, the requisition for title or other compulsory acquisition of such Vessel (otherwise than by requisition for hire), capture, seizure, detention or confiscation of such Vessel by any government or by Persons acting or purporting to act on behalf of any government or Governmental Authority.

“Consolidated Funded Debt” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by such Person or one or more of its Subsidiaries, plus (iii) the aggregate value of all Disqualified Shares of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum of:

(A)	the total interest expense of the Borrower and the Guarantor plus, to the extent not otherwise included in such interest expense (without duplication), and to the extent incurred by the Borrower or the Guarantor:

(1)	interest expense attributable to Capital Lease Obligations, the interest expense attributable to leases constituting part of a sale and leaseback transaction and the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount but not debt issuance costs;

(3)	non-cash interest expense;

(4)	amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Borrower or the Guarantor;

(6)	net costs associated with Hedging Obligations (excluding amortization of fees paid at the time or entering into such Hedging Obligations); plus

(B)	all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Shares of a Person or any of its Subsidiaries payable to a Person other than the Borrower or the Guarantor; plus

(C)	cash contributions to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower and the Guarantor) in connection with Indebtedness incurred by such plan or trust to purchase share capital of the Borrower.

“Consolidated Net Income” means, for any period for any Person, the net income (loss) of such Person and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in determining such Consolidated Net Income:

(A)	any net income (or loss) of any Subsidiary if at the date of determination the making of distributions or the payment of dividends by such Subsidiary are not permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or other organizational document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders except:

(i)	subject to the limitations contained in Clause (B) and (C) below, the Guarantor’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to the Guarantor or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend to a Subsidiary, to the limitation contained in this clause); and

(ii)	the Guarantor’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

(B)	any gain or loss, together with any related provision for taxes on such gain or loss, realized upon (i) a sale or other disposition of any assets of the Guarantor, its consolidated Subsidiaries or any other Person (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business, (ii) the sale or other disposition of any securities of any Person not sold or otherwise disposed of in the ordinary course of business or (iii) the extinguishment of any Indebtedness of any Person;

(C)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; or

(D)	any unrealized non-cash gains or losses relating to currency fluctuations.

“Credit Party” means either of and “Credit Parties” means both the Borrower and the Guarantor.

“Current Assets” shall mean, with respect to a Person and, at any date, all assets of such Person which, on a consolidated basis, should be classified as current assets, including the Available Facility Amount, after deducting all reserves properly deductible in respect of such assets, in accordance with GAAP.

“Current Liabilities” shall mean, with respect to a Person and, at any date, all indebtedness of such Person which in accordance with GAAP, on a consolidated basis, should be classified as current liabilities, including but not limited to accrued expenses and that portion of notes and accounts payable due within one year, after deducting the portion of classified liabilities attributable to the current portion of long-term debt.

“Current Ratio” means, with respect to a Person at any time, the ratio of (a) the Current Assets of such Person at such time to (b) the Current Liabilities of such Person at such time.

“Customary Permitted Liens” means

(A)	Liens for taxes, assessments or charges of any government authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP;

(B)	Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business for amounts which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP or which in the aggregate do not detract from the value of the Guarantor or any Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Guarantor or such Subsidiary;

(C)	licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Guarantor and its Subsidiaries taken as a whole;

(D)	easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing obligations for the payment of borrowed money and not materially interfering with the conduct of the business of the Guarantor or any of its Subsidiaries;

(E)	rights of tenants, subtenants, franchisees or parties in possession (other than a debtor in possession, trustee in bankruptcy or receiver of the Guarantor), or options or rights of first refusal, whether pursuant to leases, subleases, franchise agreements, other occupancy agreements or otherwise, if such rights were vested on the Closing Date or created thereafter in the ordinary course of business in transactions permitted under the Credit Agreement;

(F)	any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement not prohibited by the Credit Agreement;

(G)	Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(H)	Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(I)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into by the Guarantor or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Guarantor and its Subsidiaries;

(J)	deposits made to secure statutory obligations in the form of excise taxes;

(K)	Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, old age or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); and

(L)	Liens resulting from operation of law with respect to any judgments or orders not constituting a Default.

“Deed of Covenants” means the deed of covenants with respect to the Vessel, granted by the Borrower to the Agent, on behalf of the Lenders, as such Deed of Covenants from time to time may be amended, restated, modified, supplemented or renewed in accordance with the terms of such Deed of Covenants.

“Default” shall mean an Event of Default or any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

“Disqualified Shares” means any Share Capital that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Share Capital), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Share Capital, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States (expressed in dollars).

“Drawdown Date” means the Business Day designated by the Borrower in a Drawdown Request, as the day on which the Term Loan, subject to the terms and conditions of the Agreement, is requested to be made by the Lenders to the Borrower.

“Drawdown Request” means, with respect to any borrowing, conversion or continuation of a Term Loan, a written request, substantially in the form of Exhibit B to the Credit Agreement executed by an Executive Officer of the Borrower wherein the Borrower indicates, among other things, (a) the proposed Drawdown Date, (b) the initial Interest Period for the Term Loan and (c) in the case of a borrowing, the disbursement instructions therefore.

“Earnings” means and includes all present and future moneys and claims which are earned by or become payable to or for the account of the Borrower in connection with the operation or ownership of the Vessel, including but not limited to freights, passage and hire moneys, remuneration for salvage and towage services, demurrage and detention moneys, all present and future moneys and claims payable to the Borrower in respect of any breach or variation of any charterparty or contract of affreightment in respect of the Vessel, and all moneys and claims payable to the Borrower in respect of the requisition for hire of the Vessel.

“EBITDA” means, with respect to the Borrower and the Guarantor for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income:

(A)	all Federal, state and local and all foreign income tax expense;

(B)	Consolidated Interest Expense;

(C)	depreciation expense and amortization expense; and

(D)	an amount equal to any expensed dry-docking cost.

“Eligible Assignee” means a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least One Hundred Million United States Dollars (US$100,000,000) and is reasonably acceptable to the Borrower.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation,

investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its Subsidiaries, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC. § 1251 et seq.; the Toxic Substances Control Act, 15 USC. § 2601 et seq.; the Clean Air Act, 42 USC. § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC. § 1801 et seq.; the Canadian Environmental Protection Act of 1999; the Nova Scotia Environment Act; and the Occupational Safety and Health Act, 29 USC. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” means Share Capital and all warrants, options or other rights to acquire Share Capital (but excluding any debt security that is convertible into, or exchangeable for, Share Capital).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of the Credit Agreement, and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Guarantor or a Subsidiary of the Guarantor would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Guarantor or a Subsidiary of the Guarantor being or having been a general partner of such person.

“Event of Default” means any of the events described in Article VII of the Credit Agreement.

“Excluded Taxes” any tax imposed on or measured by the net income or profits of a Lender, or any franchise tax based on the net income or net profits of a Lender, in either case pursuant to the laws of (a) the United States of America, (b) any jurisdiction (or political subdivision thereof) of which the Agent, the Arranger, the Issuing Lender or any other Lender, as the case may be, is a citizen or is resident or in which such Lender has a permanent establishment (or is otherwise engaged in the active conduct of its banking business through an office or a branch) which is such Lender’s applicable Lending Office, (c) the jurisdiction (or any political subdivision thereof) in which the Agent, any Arranger, the Issuing Lender or any other Lender is organized, and (d) any jurisdiction (or political subdivision thereof) in which the Agent, the Arranger, the Issuing Lender or any other Lender is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction.

“Executive Officer” means, with respect to a Person, any officer having the authority to bind such Person pursuant to the terms of the constitutive documents of such Person.

“Existing Credit Agreement” means the Credit Agreement, dated as of August 26, 2004, among Secunda International Limited, a corporation existing under the laws of Nova Scotia, Canada, as borrower, each subsidiary guarantor from time to time a party thereto, Fortis Capital Corp. and each lender from time to time a party thereto, Fortis Capital Corp., as administrative agent on behalf of the lenders a party thereto, as book runner and as an arranger.

“Fair Market Value” means the fair market sale value as of a specified date of the Vessel determined on a standalone basis free and clear of any Liens and charters and with no value given to pooling arrangements that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Appraiser selected by the Agent at the expense of the Borrower; provided, however, that the Borrower shall have the option to select an additional Appraiser to make such determination and, in such case, the “Fair Market Value” shall be the average of the fair market sale value determined by the Agent’s Appraiser and the fair market sale value determined by the Borrower’s Appraiser.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“First Principal Payment Date” means May 14, 2007, the date that is eighteen (18) months after the Closing Date.

“Fortis” has the meaning set forth in the initial paragraph of the Credit Agreement.

“Funded Debt Ratio” means as of any date of determination the ratio of (x) the Guarantor’s Consolidated Funded Debt for such period to (y) the Guarantor’s EBITDA for such period.

“Funded Senior Debt” means, with respect to the Guarantor for any period, the Guarantor’s Consolidated Funded Debt (excluding for the purposes of this definition the outstanding principal amount of the Senior Secured Notes and the debt secured by the Bold Endurance), as reported in the financial statements most recently delivered to the Agent.

“Funded Senior Debt Ratio” means as of any date of determination the ratio of (x) the Funded Senior Debt for such period to (y) the Guarantor’s EBITDA for such period.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America consistently applied, except as disclosed in the financial statements of the Guarantor.

“Governmental Authority” means any government, parliament, legislature, regulatory authority, agency, commission, tribunal, department, commission, board, instrumentality, court, arbitration board or arbitrator or other law, regulation or rule making entity (including a Minister of the Crown) having or purporting to have jurisdiction on behalf of, or pursuant to the laws of, any country in which any Credit Party is organized, continued, amalgamated, merged or otherwise created or established or in which any Credit Party carries on business or holds property, or any province, territory, state, municipality, district or political subdivision of any such country or of any such state, province or territory of such country.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantee Agreement” means the Guarantee by the Guarantor set forth in the Agreement pursuant to which the Guarantor becomes subject to the applicable terms and conditions of the Agreement, in each case as such supplement to the Agreement from time to time may be amended, restated, modified, supplemented or renewed.

“Guarantee Obligation” shall have the meaning provided in Section 7.01(a) of the Credit Agreement.

“Guarantor” has the meaning set forth in the initial paragraph of the Credit Agreement.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “dangerous goods,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under Environmental Laws.

“Hedging Agreement” means any agreement entered into by and between the Guarantor and any Lender or any Affiliate of any Lender pursuant to which the Guarantor has the ability to reduce exposure to currency or interest rate risks, as any such Hedging Agreement from time to time may be amended, restated, modified, supplemented or renewed.

“Hedging Obligations” means, with respect to any specified Person, the net amount of the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign currency exchange agreements, commodity price protection agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, foreign currency exchange rates and commodity prices.

“Indebtedness” means, with respect to a Person, any indebtedness of such Person, whether or not contingent:

(A)	in respect of borrowed money;

(B)	evidenced by bonds, notes, debentures, promissory notes, loan agreements or similar instruments or letters of credit (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit or reimbursement agreements in respect thereof);

(C)	in respect of bankers’ acceptances;

(D)	representing Capital Lease Obligations;

(E)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(F)	representing the maximum fixed repurchase price of Disqualified Shares;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(A)	in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness; and

(B)	in the case of any other Indebtedness, the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due.

“Indemnified Party” means each of and “Indemnified Parties” means collectively the Agent and each Lender and each of their respective directors, officers, employees and agents and any Person who controls any of them within the meaning of the federal, state and foreign securities laws.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Insurances” includes all policies and contracts of insurance whatsoever (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time taken out or entered into in respect of the Vessel and its Earnings or otherwise in connection with the Vessel.

“Interest Differential” means, with respect to any prepayment of the Term Loan on a day other than an Interest Payment Date, the sum of (a) the amount of interest that would accrue on the amount prepaid at a rate per annum equal to the excess of (i) the Interest Rate payable with respect to the Term Loan as of the date of the prepayment over (ii) the Adjusted LIBOR on, or as near as practicable to, the date of the prepayment for the Term Loan for the period commencing on such date and ending on the last day of the applicable Interest Period and (b) any and all costs incurred by a Lender in connection with such repayment, including without limitation any and all costs or expenses incurred by any Lender in connection with any breaking of funding. The determination of the Interest Differential by the Agent shall be conclusive in the absence of manifest error.

“Interest Payment Date” means the last day of each Interest Period; provided, however, that if any Interest Period exceeds three (3) months, interest shall also be paid on the last day of each three (3) month period during such Interest Period.

“Interest Period” means the one, three or six-month period (or, if agreed to by all of the Lenders, any other period), selected by the Borrower pursuant to Article II of the Credit Agreement, commencing on the Drawdown Date, with respect to the first Interest Period, and on the termination of the prior Interest Period, with respect to all other Interest Periods; provided, however, that notwithstanding Article II of the Credit Agreement, the Borrower shall not select an Interest Period, which includes and extends beyond the Maturity Date; and provided further, that any Interest Period which would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is in the following calendar month, in which case such Interest Period shall end on the immediately preceding Business Day.

“Interest Rate” means (a) a rate per annum equal to the Adjusted LIBOR for the relevant Interest Period plus the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days—including the first day but excluding the last day—occurring in the period for which such interest is payable) or (b) a rate per annum equal to the Base Rate for the relevant Interest Period plus the Applicable Margin effective as of the first day after the end of the most recent fiscal quarter (computed on the basis of a year of 365 days for the actual number of days—including the first day but excluding the last day—occurring in the period for which such interest is payable).

“Investment” means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock (or other equity interest), Indebtedness or other similar instruments.

“Lender” and “Lenders” have the meanings set forth in the initial paragraph of the Credit Agreement.

“Lending Office” means, with respect to any Lender, the office or offices of the Lender specified opposite its name on the applicable signature page to the Credit Agreement, or such other office or offices of the Lender as it may from time to time notify the Borrower and the Agent.

“LIBOR” means, with respect to an Interest Period, the rate for a period of time comparable to the numbers of days in such Interest Period which appears on the Telerate Page 3750 (or such other page as may replace the page on that service for the purpose of displaying London inter-bank market rates) at or about 11:00 a.m., London time, on the date that is two London Banking Days preceding the date of calculation. If, at any time of determination, two such offered rates appear on the Telerate Page 3750, LIBOR will be the arithmetic mean of such offered rates (rounded to the nearest.0001 percentage point). If, at any time of determination, the Telerate Page 3750 or any replacement page is not available, LIBOR will be calculated as the average (rounded upward, if necessary to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in United States dollars are offered to each of three reference banks of internationally recognized standing selected by the Agent in the London interbank market for Dollar deposits of amounts comparable to the principal amount of the Term Loan to which such LIBOR rate is to be applicable with maturities comparable to the Interest Period for which such LIBOR rate will apply at approximately 11:00 a.m., London time, on the date that is two London (US$) Banking Days preceding the date of calculation. The determination of LIBOR by the Agent shall be conclusive in the absence of manifest error.

“Lien” means mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other applicable personal property security legislation in any jurisdiction or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“London Banking Day” means any day on which dealings in deposits in United States dollars are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in United States dollar deposits) in London and New York.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means any circumstance or event or any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Transaction Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of the Borrower or the Guarantor, each individually or taken together as a whole, (c) materially impairs or could reasonably be expected to materially impair the ability of the Borrower or the Guarantor to perform their respective obligations under the Transaction Documents, or (d) materially impairs or could reasonably be expected to materially impair the ability of the Agent to enforce any of the Transaction Documents or any Lender to enforce its Term Loan Note.

“Maturity Date” means the sixth (6th) anniversary of the Closing Date or if such date is not a Business Day, the Business Day immediately succeeding such date.

“Mortgage” means, with respect to the Vessel, the first registered ship mortgage on such Vessel, granted by the Borrower to the Agent, on behalf of the Lenders, as such Mortgage from time to time may be amended, restated, modified, supplemented or renewed in accordance with the terms of such Mortgage.

“Obligations” means any and all of the obligations of the Borrower and the Guarantor, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case arising under the Credit Agreement or under any Term Loan Note, Hedging Agreement, under any of the Transaction Documents or under any currency hedging agreement arranged by a Lender or an Affiliate of a Lender. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement by or against the Borrower or the Guarantor of any action under applicable bankruptcy law), fees, including, without limitation, any and all arrangement fees, loan fees, agent fees and any and all other fees, expenses, costs or other sums (including attorney costs) payable by the Borrower or the Guarantor under any of the Transaction Documents.

“Originating Lender” shall have the meaning provided in Section 9.11(d) of the Credit Agreement.

“Other Taxes” means any and all current or future stamp or documentary taxes or other excise or property taxes, charges or similar levies arising from any payment made hereunder or under the Term Loan Note or from the execution, delivery, registration, enforcement, of or otherwise with respect to, any Transaction Document.

“Overdue Rate” means a rate per annum for each day from the date of a default in any payment hereunder until such payment shall be paid in full equal to, the rate that would be applicable under Section 2.02(a) of the Credit Agreement plus three percent (3.0%) per annum.

“Participant” shall have the meaning provided in Section 9.11(d) of the Credit Agreement.

“Permitted Encumbrances” means: (a) liens or rights in rem for current crew’s wages, for general average or salvage (including contract salvage) or for wages of stevedores employed by the charterer, the operator, agent or master of the Vessel which in each case (i) are unclaimed or (ii) shall not have been due and payable for ten (10) days after termination of a voyage; (b) liens or rights in rem for repairs or incident to current operations of the Vessel (other than those referred to in clause (a) above) or with respect to any change, alteration or addition made to the Vessel, but only to the extent in each case that such liens are based on claims not yet delinquent and do not involve any risk of a sale, forfeiture, hindrance to operation or loss of the Vessel; (c) liens for amounts that are not delinquent or that are due and unpaid for not more than thirty (30) days after such amounts shall become due that do not involve any risk of a sale, forfeiture, hindrance to operation or loss of the Vessel; (d) liens for amounts being contested by the Borrower in good faith by appropriate procedures, diligently prosecuted or appealed which do not involve any risk of a sale, forfeiture, hindrance to operation or loss of the Vessel; (e) liens covered by valid policies of insurance held with respect to the Vessel and meeting the requirements of the Mortgage; (f) the lien of the Mortgage and the other Transaction Documents; and (g) any other liens expressly permitted by any of the Transaction Documents.

“Permitted Holders” means (a) Alfred A. Smithers and his spouse or their lineal descendants, (b) any trust for the benefit of (or any trustee of such trust), corporation or partnership controlled, directly or indirectly, by one or more Persons described in clause (1) above or (c) any combination of the foregoing.

“Permitted Pledge Liens” means:

(A)	Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves are being maintained;

(B)	Liens resulting from operation of law with respect to any judgments or orders not constituting a Default; and

(C)	Liens created by the Transaction Documents.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any pension plan, as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), the Guarantor or a Subsidiary of the Guarantor or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Guarantor, a Subsidiary of the Guarantor or an ERISA Affiliate maintained, contributed or had an obligation to contribute to such plan.

“PPSA” means the Personal Property Security Act of Nova Scotia as from time to time in effect.

“Preferred Shares” of any Person means any Equity Interests of such Person that have any rights which are preferential to the rights of any other Equity Interests of such Person with respect to dividends or redemptions or upon liquidation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Bank of Nova Scotia as its prime rate in effect at its principal office in Toronto; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Payment Amount” means an amount equal to US$900,000.

“Principal Payment Date” means May 14, 2007, November 14, 2007, May 14, 2008, November 14, 2008, May 14, 2009, November 14, 2009, May 14, 2010, November 14, 2010, May 14, 2011, November 14, 2011.

“Proportionate Share” means with respect to a Lender, such Lender’s respective share of the Term Loan outstanding at any given time.

“Real Property” means all of the right, title and interest of any Person in and to land, improvements and fixtures, including leaseholds.

“Register” shall have the meaning provided in Section 2.08(a) of the Credit Agreement.

“Registered Pension Plan” means a pension plan in Canada that meets the Canadian Minister’s National Revenue requirements.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Business” means any business in which the Borrower or the Guarantor was engaged on the Closing Date and any business reasonably related, ancillary or complementary to any business in which the Borrower or the Guarantor was engaged on the Closing Date, including, without limitation, the ownership, operation, maintenance, construction, conversion or management of marine vessels or performance of marine services, or the provision of logistical support and services to the marine industry, in each case as so reasonably determined by the board of directors of the Borrower or the Guarantor in good faith.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Required Currency” shall have the meaning provided in Section 10.22 of the Credit Agreement.

“Requisite Lenders” means any combination of Lenders whose combined Proportionate Share (and voting interest with respect thereto) of all amounts outstanding under the Credit Agreement is greater than 50% of all such amounts outstanding.

“Reserve Percentage” means with respect to Adjusted LIBOR and an Interest Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of one percent (0.01%)) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding having a term comparable to such Interest Period.

“Responsible Officer” means, with respect to a Credit Party, the Chief Financial Officer, the Chief Executive Officer (or any person having a similar capacity), any senior vice-president, director of treasury and finance and any other officer designated by the Chief Financial Officer of such Credit Party acceptable to the Agent.

“Restricted Payment” shall have the meaning provided in Section 6.07 of the Credit Agreement

“Returns” shall have the meaning provided in Section 3.09 of the Credit Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Security Documents” means all contracts, instruments and other documents now or hereafter executed and delivered in connection with the Credit Agreement, pursuant to which Liens and security interests are granted to the Agent for the benefit of the Lenders, including without limitation, the Mortgage, the Assignment of Earnings and Insurances and the Deed of Covenants.

“Senior Secured Note” means the Guarantor’s US$125,000,000 Senior Secured Floating Rate Notes due 2012 issued pursuant to an Indenture between the Guarantor and the Trustee.

“Share Capital” means:

(A)	in the case of a corporation or a company, any and all shares, interest, participations, or other equivalent (however designated and whether or not voting) of share capital or corporate stock;

(B)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital or corporate stock;

(C)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(D)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuer of such share capital.

“Subsidiary” means any corporation, partnership, limited liability company or other entity, the majority of the voting interests (including interests arising out of securities or other interests convertible, at the option of the holder, into interests of voting stock) of which is owned by a Person either directly or through Subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, fees, assessments or other charges of whatever nature, together with any and all assessments, penalties, fines, additions thereto and interest thereon, in each case, now or hereafter imposed by any governmental jurisdiction or other taxing authority.

“Term Loan” means an extension of credit pursuant to Section 2.01 of the Agreement in an amount not to exceed the lesser of (a) 50% of the Appraised Value of the Vessel as indicated in the appraisal delivered to the Agent on or prior to the Closing Date pursuant to Section 4.01(b)(vi) and (b) US$8,000,000.00.

“Term Loan Note” shall have the meaning provided in Section 2.01(c) of the Agreement.

“Total Loss” means, with respect to a Vessel, (a) an actual or constructive or compromised or arranged total loss of such Vessel, (b) a Compulsory Acquisition of such Vessel or (c) a requisition for hire of such Vessel for a period in excess of 180 days.

“Total Loss Proceeds” means all compensation, damages and other payments (including insurance proceeds other than certain liability insurance proceeds) received by the Agent, on behalf of the Lenders, from any Person, including any governmental authority, with respect to or in connection with a Total Loss.

“Transaction Document” when used in the singular and “Transaction Documents” when used in the plural means any and all of the Agreement, the Term Loan Notes, the Guarantee Agreement, the Hedging Agreements (if any), the Assignment of Earnings and Insurances, the Mortgage and the Deed of Covenants, as the same may from time to time be amended, restated, modified, supplemented or renewed.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, or if the Uniform Commercial Code in any other State of the United States is mandatorily applicable with respect to any particular matter, the Uniform Commercial Code as from time to time in effect in such other State of the United States.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “US” shall each mean the United States of America.

“Vessel” means the Acadian Sea, registered under the laws of Barbados, Official Number 733455 and includes any share or interest therein and its boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, fittings, equipment, spare parts, and all other appurtenances thereunto appertaining or belonging, any and all general intangibles exclusively used for, and in connection with, the ownership, expansion, operation, use, maintenance or sale or disposition of such vessel, whether now owned or hereafter acquired, whether or not on board such vessel, and also any and all additions, improvements, renewals and replacements hereafter made in or to such vessel or any part thereof or any part thereof including all items and appurtenances aforesaid, provided that, for greater certainty, “Vessel” shall not include any of the following assets: (a) all fast rescue craft now owned or hereafter acquired and any substitutions, renewals and replacements thereof and accretions thereto; and (b) all portable fire fighting sets now owned or hereafter acquired and any substitutions, renewals and replacements thereof and accretions thereto.